UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Brink’s Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Thomas C. Schievelbein

Chairman, President and Chief Executive Officer

March 8, 2013

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, on Friday, May 3, 2013, at 10:00 a.m., local time.

You will be asked to: (i) elect three directors for a term of three years; (ii) cast an advisory vote to approve named executive officer compensation; (iii) approve the Company’s 2013 Equity Incentive Plan and (iv) approve an independent registered public accounting firm for the fiscal year ending December 31, 2013.

Your vote is important. We urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

Brokers may not vote your shares on the election of directors, the advisory vote on named executive officer compensation, or the approval of the 2013 Equity Incentive Plan proposal in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States.

We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2013

Notice Is Hereby Given that the annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 3, 2013, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, for the following purposes:

1. To elect as directors the three nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2016.

2. To approve an advisory resolution on named executive officer compensation.

3. To approve the 2013 Equity Incentive Plan.

4. To approve the selection of KPMG LLP as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2013.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 4, 2013 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

Please note that brokers may not vote your shares on the election of directors, the advisory vote on named executive officer compensation, or the 2013 Equity Incentive Plan in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

McAlister C. Marshall, II

Secretary

March 8, 2013

The annual report to shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on March 4, 2013, together with these proxy materials, commencing on or about March 15, 2013.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 3, 2013.

The annual report to shareholders and proxy statement are available at: http://www.brinks.com/ar/2012AnnualReport.pdf and http://www.brinks.com/py/2013ProxyStatement.pdf

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROXY SUMMARY

To assist you in reviewing The Brink’s Company’s (“Brink’s” or the “Company”) 2013 proxy statement and the proposals to be voted upon, we have summarized several key topics below. The following description is only a summary. For more complete information about these topics, please review the complete proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

2012 Business Highlights

Brink’s is a premier provider of secure logistics and security solutions services to banks and financial institutions, retailers, government agencies, mints, jewelers and other commercial operations around the world. The Company serves customers in over 100 countries and has approximately 70,000 employees worldwide. Our globally recognized brand, global infrastructure, expertise, longevity and heritage are important competitive advantages. A significant portion of our business is conducted internationally, with 82% of our $3.8 billion in revenues earned outside the United States.

The Company’s 2012 results on a non-GAAP basis included 2% revenue growth and relatively flat segment operating profit, reflecting the negative impact of changes in foreign currency exchange rates, partially offset by improvement in our International and North American operations. Following are key financial results for 2012, compared to 2011. The results of certain planned and completed divestitures of the Company’s European operations were reclassified to discontinued operations in the fourth quarter of 2012. The 2012 and 2011 results below exclude those discontinued operations.

  ($ amounts in millions)

Financial Measure	2012	2011
Revenue*	$3,833	$3,756
Segment Operating Profit*	268	267
Segment Margin Rate*	7.0%	7.1%

*	These financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See pages 42 and 43 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for a reconciliation of non-GAAP revenue and segment operating profit to the most directly comparable GAAP financial measures.

Executive Compensation Program

Our executive compensation program is structured to link compensation to Company and individual performance over the short and long-term and to align the interests of executives and shareholders, including through the use of Company stock within incentive compensation programs and executive stock ownership guidelines. Elements of compensation include base salary, annual incentives and long-term incentives.

2012 Compensation Decisions

In 2012, the Compensation and Benefits Committee (the “Compensation Committee”) approved changes to certain named executive officers’ base salaries to align them with competitive market data. The Compensation Committee approved annual awards of stock options, restricted stock units, and awards under the Management Performance Improvement Plan (“MPIP”) to named executive officers as well as new hire equity awards of restricted stock units in connection with the appointment of the Vice President and Chief Human Resources Officer. Payouts of 2012 annual incentives were at 92.7% of target for the named executive officers reflecting 2012 segment operating profit performance at a level below the pre-established target of $280 million. In addition, the Compensation Committee approved payouts ranging from approximately 30% to 46% of target for four of the named executive officers, who participate in the MPIP, reflecting performance below target levels for the MPIP performance measures. These compensation decisions are more fully described in the Compensation Discussion and Analysis, beginning on page 17.

Corporate Governance

Brink’s is committed to good corporate governance and employs a number of practices that the Board of Directors (the “Board”) has determined are in the best interest of the Company and our shareholders. Following are examples of those practices.

What We Do:

•	Align pay and performance in executive officer compensation

•	Annually appoint an independent lead director

•	Maintain a director resignation policy requiring a director to tender his or her resignation if his or her election receives less than a majority vote in an uncontested election

•	Promote a strong Code of Ethics that requires all employees and directors to adhere to high ethical standards

•	Maintain robust stock ownership guidelines for the Chief Executive Officer and other executive officers

•	Prohibit directors and executive officers from engaging in hedging transactions with respect to Company securities

•	Maintain a recoupment policy for cash and equity-based incentive payments in the event of a financial restatement

•	Provide shareholders with an annual advisory vote on named executive officer compensation

•

Maintain change in control agreements that provide executives with benefits of up to two times salary and average annual bonus in the event of a change in control followed by termination of employment (“double trigger”)

•	Provide for double trigger accelerated vesting of equity awards upon a change in control

•	Hold executive sessions of the independent members of the Board at each regular meeting

What We Don’t Do:

•	Enter into employment or severance agreements with executive officers (other than change in control agreements, which provide benefits on a “double trigger” basis)

•	Provide tax gross-ups upon a change in control

Voting Matters

Proposal	Board Voting Recommendation	Page Reference
1. Election of Directors	FOR each director nominee	12
2. Approval of advisory resolution on named executive officer compensation	FOR	15
3. Approval of the 2013 Equity Incentive Plan	FOR	59
4. Approval of KPMG as the independent registered public accounting firm for 2013	FOR	65

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Paul Boynton	48	2010	Chairman, President and Chief Executive Officer of Rayonier Inc.	Yes	• Audit and Ethics • Compensation and Benefits • Finance and Strategy

Murray Martin	65	2005	Retired Chairman, President and Chief Executive Officer of Pitney Bowes Inc.	Yes	• Audit and Ethics • Finance and Strategy

Ronald Turner	66	2002	Retired Chairman, President and Chief Executive Officer of Ceridian Corporation	Yes	• Compensation and Benefits • Corporate Governance and Nominating

Shareholder Engagement

At last year’s annual meeting of shareholders, approximately 55% of votes cast on the “say on pay” proposal approved the compensation awarded to named executive officers. In light of the low majority approving the say on pay measure, management reached out to many of our institutional investors (representing approximately 51% of outstanding shares) and other stakeholders, including proxy advisory firms, to identify aspects of our compensation program that may have been considered problematic for the Company’s investors. As a result of this outreach, we believe the primary area of concern was not related to our core executive compensation program, but was focused on the contractual payments made to the departing Chief Executive Officer, under his employment agreement. The Company’s current Chief Executive Officer does not have an employment agreement or a severance agreement, nor do any of the Company’s named executive officers. The Company maintains change in control agreements that provide benefits upon a change in control followed by termination of employment (“double trigger”) and the Company’s currently employed named executive officers (including the Chief Executive Officer) participate in these agreements.

The Compensation Committee regularly reviews the Company’s executive compensation program and in connection with the transition in leadership, engaged in a comprehensive review in 2012 to determine whether changes were necessary to further strengthen the alignment of pay and performance. The Board and the Compensation Committee take seriously the feedback from our shareholders as expressed in the 2012 voting results and considered shareholder feedback during this review. The Compensation Committee determined that the Company’s pay for performance philosophy and its focus on performance-based and long-term compensation for executive officers remain appropriate, but that it would explore changes to the long-term incentive program for executive officers.

As a result of the review, in February 2013, the Compensation Committee approved a new long term incentive program under which certain executives (including the Company’s named executive officers) will be eligible to receive awards of Performance Share Units (“PSUs”) and Market Share Units (“MSUs”) beginning in 2013. PSUs reward the achievement of pre-established financial goals over a performance period (typically three years) and are paid out in shares of the Company’s common stock at a rate of 0 to 200% based on the achievement of the goals, with an additional +/- 25% multiplier that will be applied to the payout based on the Company’s total shareholder return (“TSR”) relative to companies in the S&P 500 index. MSUs are paid out in shares of the Company’s common stock at the end of a performance period (typically three years) at a rate of 0 to 150%, calculated by multiplying the target award by the share price at the end of the performance period divided by the share price at the date of grant. As a result of these changes, the Committee will not make any new awards under the Management Performance Improvement Plan (“MPIP”). The Compensation Committee believes this change from the cash-based MPIP program to a stock-based program further aligns the performance of executives with the long term interests of our shareholders. To illustrate the approved changes to the Company’s long-term incentive program, the following chart shows the proportion of the Chief Executive Officer’s target 2012 compensation that would have been considered performance-based if the new long-term incentive program were in place in 2012. See pages 25-29 for additional information about the long term incentive awards.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of The Brink’s Company (the “Company”) of proxies from holders of the Company’s common stock (“Brink’s Common Stock”), to be voted at the annual meeting of shareholders to be held on May 3, 2013, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia (and at any adjournment or postponement thereof), for the purposes set forth in the accompanying notice of such meeting.

The close of business on March 4, 2013 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On March 4, 2013, the Company had outstanding 47,864,703 shares of Brink’s Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board knows will be presented for consideration at the annual meeting.

This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 4, 2013, commencing on or about March 15, 2013. The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100.

The election of directors, the advisory vote to approve named executive officer compensation, the approval of the 2013 Equity Incentive Plan, and the selection of an independent registered public accounting firm are the only matters that the Board knows will be presented for consideration at the annual meeting.

In order for the meeting to be conducted, a majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held in street name (“Brokers’ Shares”) voted by brokers are included in determining the number of votes present. Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present.

Absent voting instructions from a shareholder, a broker may or may not vote Brokers’ Shares in its discretion depending on the proposals before the meeting. Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not be able to vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

The following table summarizes the vote threshold required for each proposal and the effects of abstentions, broker non-votes, and signed, but unmarked proxy cards, on the tabulation of votes for each proposal. As to any other business that may properly come before the annual meeting, it is intended that proxies will be voted in accordance with the judgment of the person voting the proxies.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares/Effect of Broker Non-Votes	Signed but Unmarked Proxy Cards
1.	Election of director nominees set forth in this proxy statement	Plurality of votes present and entitled to vote*	No effect	Not voted/no effect	Voted “FOR”

2.	Advisory resolution on named executive officer compensation	Affirmative vote of a majority of shares present and entitled to vote	No effect	Not voted/no effect	Voted “FOR”

3.	Approval of the 2013 Equity Incentive Plan	Affirmative vote of a majority of shares present and entitled to vote, provided that the total vote cast on the proposal exceeds 50% of the outstanding shares	No effect	Not voted/ no effect (provided that the votes cast on this proposal exceed 50% of the outstanding shares)	Voted “FOR”

4.	Approval of KPMG as the independent registered public accounting firm for 2013	Affirmative vote of a majority of shares present and entitled to vote	No effect	Discretionary vote by broker	Voted “FOR”

*	Subject to the resignation policy described on page 11.

The Company’s bylaws provide that the Chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The Chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

CORPORATE GOVERNANCE

Board of Directors

Role of the Board of Directors

The Board is responsible for advancing the interests of the shareholders through oversight of the Company’s performance and the establishment of broad corporate policies. To fulfill their duties, members of the Board review regular financial and operational reports of the Company’s business in connection with Board and committee meetings as well as interim reports from members of management.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate. The Board evaluates relevant factors and determines the best leadership structure for the Company’s operating and governance environment at the time. The Board believes that a combined Chairman and Chief Executive Officer and an independent lead director is the appropriate leadership structure for the Company at this time. As the Chairman and Chief Executive Officer, Mr. Schievelbein is able to draw on his knowledge and expertise related to the Company’s daily operations, industry, and competitive developments to set the agenda for the Board and ensure the appropriate focus on issues of concern to the Company. Mr. Schievelbein’s combined role also allows him to present a unified message externally.

To ensure appropriate independent leadership, the Board annually appoints a lead director from among the independent members of the Board. Mr. Martin has served as the Company’s lead director since 2009 and during the transition in leadership following the departure of the Chief Executive Officer in 2011, Mr. Martin served as interim Non-Executive Chairman. In his role as Lead Director, Mr. Martin presides over meetings of the independent members of the Board and serves as a liaison between the independent directors and the Chairman and Chief Executive Officer.

As part of the Board’s annual assessment process, the Board evaluates its leadership structure to ensure that it remains appropriate for the Company. The Board recognizes that there may be circumstances in the future that would lead it to separate the roles of Chief Executive Officer and Chairman of the Board, but believes that the absence of a policy requiring either the separation or combination of these roles provides flexibility to determine the best leadership structure for the Company.

Lead Director Role

In 2007, the Board established the position of a Lead Director, who ensures that (i) the Board operates independently of management and (ii) directors and shareholders have an independent leadership contact. The Lead Director must satisfy the Company’s independence standards and has the following specific roles and responsibilities:

•	preside over meetings of the non-management and independent Board members and, as appropriate, provide prompt feedback to the Chief Executive Officer and Chairman;

•	together with the Chief Executive Officer and Chairman, and with input from the non-management and independent Board members, prepare the Board’s agenda;

•	serve as a point of contact between non-management and independent Board members and the Chief Executive Officer and Chairman to report or raise matters;

•	call executive sessions of the Board or of the non-management and independent Board members;

•	serve as a “sounding board” and mentor to the Chief Executive Officer and Chairman;

•	take the lead in assuring that the Board carries out its responsibilities in circumstances where the Chief Executive Officer and Chairman is incapacitated or otherwise unable to act; and

•	consult with the Chairman of the Compensation Committee to provide performance feedback and compensation information to the Chief Executive Officer and Chairman.

Board Role in Risk Oversight

The Board is responsible for the Company’s overall risk oversight and receives regular reports from management on the Company’s risk management program (described below) and from the Board’s Audit and Ethics, Compensation, Corporate Governance and Nominating, and Finance and Strategy Committees, each of which is responsible for risk oversight within its area of responsibility. The current leadership structure supports these risk oversight functions by providing independent leadership at the committee level, with ultimate oversight by the full Board as led by Mr. Schievelbein as the Chairman and Mr. Martin as the Lead Director.

Management is responsible for the Company’s risk management, including providing oversight and monitoring to ensure Company policies are carried out and processes are executed in accordance with the Company’s performance goals and risk tolerances. Through the Company’s enterprise risk management (“ERM”) program, management identifies and addresses significant risks facing the Company. Under the ERM program, a team of senior executives identifies and prioritizes risks, and assigns an executive to address each major identified risk area and lead action plans to manage these risks. The Board reviews and discusses the ERM program with management and reviews the significant risks facing the Company and the mitigation measures in place for each risk.

The Audit and Ethics Committee (the “Audit Committee”) is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, including (i) proposed risk factors and other public disclosures, and (ii) mitigation strategies and the Company’s internal controls over financial reporting. The Audit Committee also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks.

Each of the other committees of the Board considers risks within its respective areas of responsibility and regularly reports to the Board on issues related to the Company’s risk profile. The Compensation Committee considers any risks related to the Company’s executive compensation programs and has oversight responsibility for the Company’s review of all compensation policies and procedures to determine whether they present a significant risk. The Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) considers risks relating to governance and management succession planning. The Finance and Strategy Committee (the “Finance Committee”) oversees risks related to the Company’s credit facilities, rating agency interactions, and pension and savings plans.

Meetings of the Board and Director Attendance

The Board met nine times in 2012. During 2012, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

Executive Sessions of the Board

The non-management members of the Board meet regularly without management present. Mr. Martin, as Lead Director, presides over each meeting of the non-management and independent Board members.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. Seven of the eight directors then in office attended the 2012 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Corporate Governance Policies:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board has affirmatively determined that Mrs. Alewine and Messrs. Boynton, Breslawsky, Hedgebeth, Herling, Martin and Turner are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. Moreover, the Board has determined that the members of the Audit Committee meet the heightened independence requirements for service on the Audit Committee set forth in the Audit Committee charter. In addition, the Board has determined that the members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code).

Committees of the Board

The Board has five standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Finance Committee and the Executive Committee. Each committee has a separate chairperson and each of the Audit, Compensation, Corporate Governance and Finance Committees are composed solely of independent directors. The Audit, Compensation, and Corporate Governance Committees operate pursuant to written charters, which are available on our website at www.brinks.com.

The following table provides meeting and membership information for each of the committees for 2012.

Name	Audit	Compensation	Corporate Governance	Finance	Executive
Mrs. Alewine			✓	✓*	✓
Mr. Boynton	✓	✓		✓	✓
Mr. Breslawsky			✓*	✓	✓
Mr. Hedgebeth	✓	✓	✓		✓
Mr. Herling	✓*	✓			✓
Mr. Martin	✓			✓	✓
Mr. Schievelbein					✓*
Mr. Turner		✓*	✓		✓
2012 Meetings	9	10	5	7	0

*	Committee Chair

Audit Committee

The Audit Committee oversees the integrity of regular financial reports and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, selects an independent registered public accounting firm subject to approval by shareholders, confers with the Company’s independent registered public accounting firm to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent registered public accounting firm and with appropriate Company financial personnel and internal auditors regarding the Company’s financial risk oversight and its internal controls, practices and procedures. The Audit Committee also oversees the Company’s legal and business ethics compliance programs. The Board has identified Mr. Martin as an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC. The Board has also determined that each of the members of the Audit Committee is financially literate under New York Stock Exchange standards.

Compensation Committee

The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for the Chief Executive Officer, the other named executive officers and other senior executives. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation.”

In performing its responsibilities with respect to executive compensation decisions, the Compensation Committee receives information and support from the Company’s Human Resources Department and two nationally-recognized executive compensation consultants. For 2012, Frederic W. Cook & Co., Inc. (“FW Cook”) advised the Compensation Committee, and Towers Watson served as executive compensation consultant to the Company. For more information with respect to the Compensation Committee’s compensation consultants see “Compensation Discussion and Analysis” beginning on page 16.

Corporate Governance Committee

The Corporate Governance Committee oversees the governance of the Company and recommends to the Board nominees for election as directors and officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to the Board for re-nomination. The Corporate Governance Committee also recommends to the Board any changes in Board compensation.

Finance Committee

The Finance Committee monitors the Company’s strategic direction, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s frozen Pension-Retirement Plan and 401(k) Plan, and any similar plans that may be maintained from time to time by the Company. The Finance Committee also has general oversight responsibility for pension plans maintained by foreign and other subsidiaries of the Company. The Finance Committee has authority to adopt amendments to the Company’s 401(k) Plan and its frozen Pension-Retirement and Pension Equalization Plans. In carrying out these responsibilities, the Finance Committee coordinates with the appropriate financial, legal and administrative personnel of the Company, including the Company’s Oversight Committee (a committee of senior management with shared responsibility over certain of the Company’s retirement plans), as well as outside experts retained in connection with the administration of those plans.

Executive Committee

The Executive Committee of the Board may exercise substantially all the authority of the Board during the intervals between the meetings of the Board.

Director Nominating Process

The Corporate Governance Policies and the Corporate Governance Committee charter contain information concerning the responsibilities of the Corporate Governance Committee with respect to identifying and evaluating director candidates. Both the Corporate Governance Policies and the Corporate Governance Committee charter are available on the Company’s public website.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at a meeting of shareholders may nominate persons for election to the Board, if the shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals and Director Nominations” on page 67.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held and leadership capabilities, along with any other skills or experience that would be of assistance to management in operating the Company’s business. The Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

It also is important to the Corporate Governance Committee that the Board works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

The Corporate Governance Committee employs several methods for identifying and evaluating director nominees. The Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or other factors and, in the event that vacancies are anticipated, the Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

After evaluating any potential director nominees, the Corporate Governance Committee makes a recommendation to the full Board, and the Board determines the nominees. There is no difference in the manner by which the Corporate Governance Committee evaluates prospective nominees for director based upon the source from which the individual was first identified.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than five percent of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 19, 2012, the date that is 120 days before the anniversary date of the release of the prior year’s proxy statement to shareholders.

Policy and Process for Approval of Related Person Transactions

The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into such a transaction, it must be referred to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee reviews each related person transaction on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

During 2012, there were no related person transactions under the relevant standards.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail to “Lead Director” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Lead Director at, or prior to, the next executive session held at a regular Board meeting.

Succession Planning

The Board oversees succession planning for the Chief Executive Officer role. Members of the Board (in conjunction with the Corporate Governance Committee) annually review and discuss an evaluation of potential Chief Executive Officer successors and review development plans for potential successor candidates. The Board ensures that meeting agendas for the Board and its committees provide directors with exposure to and opportunities to assess potential successors. The Board annually reviews the emergency succession plan for the Chief Executive Officer.

Political Contributions

In general, it is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.

The Company administers, under federal and state election laws, The Brink’s Company Political Action Committee (“BPAC”), which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support the Company’s efforts to promote the business interests of the Company through the legislative process. Except for administration expenses, BPAC is funded solely from contributions by the Company’s employees and is not supported by funds from the Company.

Resignation and Retirement

Under the Company’s Corporate Governance Policies, a director who retires or whose job responsibilities change materially from those in effect at the time the director was last elected to the Board should submit his or her resignation to the Board. The Corporate Governance Committee will then review and consider the director’s resignation and make a recommendation to the Board whether to accept or decline the resignation. In addition, the Board maintains a policy that a director may not stand for election to the Board for any term during which his or her 72nd birthday would fall more than six months prior to the expiration of that term.

In addition, the Company’s Corporate Governance Policies provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, the Board is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance Committee has recommended, and the Board has approved, the following nominees for re-election as directors: Messrs. Boynton, Martin and Turner, each for a three-year term expiring in 2016. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Messrs. Boynton, Martin and Turner for election as directors of the Company.

The Board has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of the Company’s business and structure.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2016

• Audit Committee • Compensation Committee • Executive Committee • Finance Committee	PAUL G. BOYNTON, 48, is the Chairman, President and Chief Executive Officer of Rayonier Inc., an international forest products company with core businesses in timber, real estate and performance fibers. He has served in his current position since May 2012, and has served as President and Chief Executive Officer of Rayonier Inc. since January 2012. He previously served as President and Chief Operating Officer of Rayonier Inc. from October 2010 to December 2011, Executive Vice President, Forest Resources and Real Estate from November 2009 to September 2010 and Senior Vice President, Performance Fibers and Wood Products, from January 2008 to October 2009. Mr. Boynton currently serves as a director of Rayonier Inc. and the National Alliance of Forest Owners and is a member of the Board of Governors of the National Council for Air and Stream Improvement. Mr. Boynton has executive-level international business operations experience through his work for Rayonier Inc., as well as experience in strategic business development, risk management and sales and marketing. Mr. Boynton has been a director of the Company since 2010.

• Audit Committee • Executive Committee • Finance Committee	MURRAY D. MARTIN, 65, is the Company’s Lead Director, a position he has held since May 2009. Mr. Martin served as interim Non-Executive Chairman of the Company from December 2011 to June 2012. Mr. Martin served as President and Chief Executive Officer of Pitney Bowes Inc., a provider of integrated mailstream solutions from May 2007 to December 2012 and Chairman from January 2009 until December 2012 and served as Executive Vice President of Pitney Bowes Inc. from December 2012 to February 2013. During the past five years, Mr. Martin has served as a director of Pitney Bowes Inc. Mr. Martin has chief executive officer experience through his leadership of Pitney Bowes Inc., as well as executive-level operational experience leading a multi-national company with a significant international presence. Through his service on the board of directors of another publicly-traded company and the Company’s Board of Directors, Mr. Martin has gained experience and knowledge in audit, finance, strategic planning, risk oversight and corporate governance matters. Mr. Martin has been a director of the Company since 2005.

• Compensation Committee (Chair) • Corporate Governance Committee • Executive Committee	RONALD L. TURNER, 66, is the retired Chairman, President and Chief Executive Officer of Ceridian Corporation, an information services company that provides outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe. During the past five years, Mr. Turner has served as a director of Circuit City Stores, Inc. Mr. Turner has chief executive officer experience, technology and operations expertise and extensive experience and knowledge of strategic planning and business development through his leadership of Ceridian Corporation. He has also gained significant experience and knowledge through his service on the boards of directors of other publicly-traded companies and the Company’s Board of Directors in executive compensation, finance, risk oversight and corporate governance matters. Mr. Turner has been a director of the Company since 2002.

CONTINUING DIRECTORS

• Corporate Governance Committee • Executive Committee • Finance Committee (Chair)

BETTY C. ALEWINE, 64, is the retired President and Chief Executive Officer of COMSAT Corporation, a provider of global satellite services and digital networking services and technology. Mrs. Alewine currently serves as a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine has chief executive officer experience through her leadership of COMSAT Corporation, and executive-level experience with international business operations, strategic business development, technology and sales and marketing. She has also gained experience and knowledge through her service on the boards of directors of other companies and the Company’s Board of Directors in finance, audit, risk oversight and corporate governance matters. Mrs. Alewine has been a director of the Company since 2000. Her current term as a director of the Company expires in 2015.

• Corporate Governance Committee (Chair) • Executive Committee • Finance Committee	MARC C. BRESLAWSKY, 70, is the retired Chairman and Chief Executive Officer of Imagistics International Inc., a company engaged in direct sales, service and marketing of enterprise office imaging and document solutions. Mr. Breslawsky currently serves as a director of C.R. Bard, Inc. and, during the past five years, Mr. Breslawsky has also served as a director of UIL Holdings Corporation and The United Illuminating Company. Mr. Breslawsky has chief executive officer experience through his leadership of Imagistics International Inc., an extensive knowledge of finance and accounting matters and executive-level experience leading international business operations. He has also gained experience and knowledge through his service on the boards of directors of other publicly-traded companies and the Company’s Board of Directors in corporate governance, audit and risk oversight matters. Mr. Breslawsky has been a director of the Company since 1999. His current term as a director of the Company expires in 2014.

• Audit Committee • Compensation Committee • Corporate Governance Committee • Executive Committee	REGINALD D. HEDGEBETH, 45, is General Counsel and Chief Ethics & Compliance Officer for Spectra Energy Corp, a natural gas infrastructure company with natural gas gathering and processing, transmission and storage and distribution operations throughout North America, and has held that position since March 2009. From July 2005 to March 2009, he served as Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc., which filed for Chapter 11 bankruptcy protection in 2008 and was subsequently liquidated in 2009. Mr. Hedgebeth has extensive experience in legal and compliance matters, including securities, corporate governance, ethics, business development and financing, intellectual property and government regulatory matters, through his work for Spectra Energy Corp and Circuit City Stores, Inc., as well as executive-level experience in government relations and advocacy, internal controls, strategy, supply chain and procurement, risk management and corporate restructuring. Mr. Hedgebeth has been a director of the Company since 2011. His current term as a director of the Company expires in 2014.

• Audit Committee (Chair) • Compensation Committee • Executive Committee	MICHAEL J. HERLING, 55, is a founding partner of Finn Dixon & Herling LLP, a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel, and has held that position since 1987. He currently serves as a member of the Board of Directors of DynaVox Inc. and a member of the Board of Trustees of Colgate University. Mr. Herling has extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings, as well as experience in corporate governance, risk oversight, audit, management and executive compensation matters. Mr. Herling has been a director of the Company since 2009. His current term as a director of the Company expires in 2015.

• Executive Committee	THOMAS C. SCHIEVELBEIN, 59, is the Chairman, President and Chief Executive Officer of the Company and has held that position since June 2012, prior to which he served as interim President and Chief Executive Officer of the Company from December 2011 to June 2012 and as interim Executive Chairman of the Company from November 2011 to December 2011. He was the President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company from 2001 to 2004, and was a business consultant from November 2004 to November 2011. Mr. Schievelbein currently serves as a director of Huntington Ingalls Industries, Inc. and New York Life Insurance Company and, during the past five years, Mr. Schievelbein has also served as a director of McDermott International Inc. Mr. Schievelbein has executive-level operational, business technology development and risk mitigation and control experience through his leadership of Northrop Grumman Newport News and Newport News Shipbuilding, Inc. Through his service on other boards of directors and the Company’s Board of Directors, Mr. Schievelbein has also gained knowledge and experience in executive compensation, audit, risk oversight and corporate governance matters. Mr. Schievelbein has been a director of The Brink’s Company since 2009. His current term as a director of the Company expires in 2015.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION AS DIRECTORS.

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking shareholder approval of an advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement.

The Company maintains a pay for performance compensation philosophy and an executive compensation program that is designed to:

•	incent and reward executives who contribute to the achievement of the Company’s business objectives and the creation of shareholder value, without encouraging unnecessary and excessive risks;

•	attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success;

•	align the interests of the named executive officers with those of shareholders through equity-based long-term incentive awards and robust stock ownership guidelines; and

•	provide an appropriate and balanced mix of short-term and long-term compensation elements.

In deciding how to vote on this proposal, the Board asks that you consider the following key points with respect to our executive compensation program:

•

We pay for performance.  The 2012 compensation awarded to the named executive officers reflects the compensation principles listed above as well as the Company’s results for the year. In 2012, the Compensation Committee designed the annual incentive program to ensure alignment between executive officer performance and annual incentive payouts by approving a single performance goal related to Segment Operating Profit.

•

The Compensation Committee eliminated employment agreements and severance agreements for executive officers.  Neither the Company’s Chief Executive Officer, nor any other executive officer, is a party to an employment agreement or severance agreement with the Company.

•

The Compensation Committee eliminated tax gross-ups upon a change in control for executive officers.  None of the Company’s executive officers is subject to any agreement or policy that provides excise tax gross-ups upon a change in control.

•

The Compensation Committee uses an independent compensation consultant.  The Compensation Committee’s consultant reports directly to the Committee and does not perform any work for management. In performing its services, the consultant works closely with management at the Committee’s direction.

•

We engage with our shareholders.  The Company maintains a shareholder outreach program to connect with shareholders throughout the year to gain insight into shareholders’ perspectives on key governance and compensation issues.

•

The Company may take advantage of tax deductibility for compensation of executives.  The Board and Company shareholders approved amendments to the annual and long-term incentive programs that permit the Company, if appropriate, to take tax deductions for these payments.

•

The Compensation Committee regularly reviews the Company’s executive compensation program.  The Compensation Committee reviews the Company’s executive compensation program to ensure that it is aligned with the competitive market and reflects the compensation principles listed above.

You are encouraged to review the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 16 through 31 of this proxy statement, which provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale.

In accordance with SEC rules, shareholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, the other related tables and the accompanying narrative.”

The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Compensation Philosophy

The Company’s executive compensation program is designed around the following key objectives:

•	Pay for Performance: Link compensation to Company and individual performance over both the short- and long-term.

•	Competitive Positioning: Attract and retain the executive talent required to execute the Company’s business strategy and deliver sustained high performance through market-competitive compensation.

•

Shareholder Alignment:  Align the interests of executives and shareholders through the use of (i) Company stock in incentive compensation, (ii) incentive compensation goals designed to increase long-term shareholder value, and (iii) guidelines for executive ownership of Company stock.

2012 Operational Highlights

The Company’s 2012 results on a non-GAAP basis included 2% revenue growth and relatively flat segment operating profit results, reflecting the negative impact of changes in foreign exchange rates, partially offset by improvement in our International and North America operations. Following are the year-over-year results for revenue, segment operating profit and earnings per share, which are the principal financial measures used in the Company’s incentive plans for the named executive officers:

(in millions, except earnings per share)	2012	2011
Revenue*	$3,833	$3,756
Segment Operating Profit*	268	267
Earnings per share from continuing operations*	$2.31	$2.32

*	These financial measures are not presented in accordance with GAAP. See pages 42 and 43 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures. These amounts reflect the reclassification in the fourth quarter 2012 of certain European operations to discontinued operations.

2012 Executive Management Changes

In connection with the departure of the Company’s Chief Executive Officer in 2011, the Board carried out a comprehensive succession process that included the appointment of Thomas C. Schievelbein as interim President and Chief Executive Officer in December 2011. Following a thorough evaluation of internal and external candidates (including those presented by a third party executive search firm), the Board, advised by a designated Search Committee comprised of independent directors, appointed Mr. Schievelbein as Chairman, President and Chief Executive Officer in June 2012. During 2012, the Company announced the planned retirement of Vice President and Chief Administrative Officer, Frank T. Lennon, and in August 2012, Holly R. Tyson joined the Company as the Chief Human Resources Officer in anticipation of Mr. Lennon’s retirement in September 2012. In October 2012, the Company announced the planned retirement of Vice President—International, Ronald F. Rokosz, who retired in March 2013.

2012 Compensation Decisions

This Compensation Discussion and Analysis (“CD&A”) and the executive compensation tables that follow describe the compensation of the Company’s named executive officers:

•	Thomas C. Schievelbein, Chairman, President and Chief Executive Officer

•	Joseph W. Dziedzic, Vice President and Chief Financial Officer

•	McAlister C. Marshall, II, Vice President, General Counsel and Secretary

•	Holly R. Tyson, Vice President and Chief Human Resources Officer

•	Frank T. Lennon, former Vice President and Chief Administrative Officer

•	Ronald F. Rokosz, former Vice President—International

Compensation information regarding Mr. Lennon is included in certain tables and descriptions, as applicable. However, where compensation decisions were not made regarding Mr. Lennon, because he was no longer serving as the Vice

President and Chief Administrative Officer, no tabular or narrative description is provided. Compensation information for Mr. Rokosz is included throughout the CD&A because he served as Vice President—International throughout 2012.

Our 2012 compensation decisions for the named executive officers reflect the Company’s annual results including the operational improvements, more than offset by unfavorable currency impact. As a result, payouts under the annual incentive plan, the Key Employees Incentive Plan (“KEIP”) were below the target level. The Management Performance Improvement Plan (“MPIP”) payout was also below target and reflects the achievement of below target levels for each of the performance goals.

Response to 2012 Say on Pay Vote

At last year’s annual meeting of shareholders, approximately 55% of votes cast on the “say on pay” proposal approved the compensation awarded to named executive officers. In light of the low majority approving the say on pay measure, management reached out to many of our institutional investors (representing approximately 51% of outstanding shares) and other stakeholders, including proxy advisory firms, to identify aspects of our compensation program that were problematic for the Company’s investors. As a result of this outreach, we believe the primary area of concern was not related to our core executive compensation program, but was focused on the contractual payments made to the departing Chief Executive Officer, under his employment agreement. The Company’s current Chief Executive Officer does not have an employment agreement or a severance agreement, nor do any of the Company’s named executive officers. The Company maintains change in control agreements that provide benefits upon a change in control followed by termination of employment (“double trigger”) and the Company’s currently employed named executive officers (including the Chief Executive Officer, but excluding Messrs. Lennon, who retired in 2012, and Rokosz, who retired in the first quarter of 2013) participate in these agreements.

The Compensation Committee regularly reviews the Company’s executive compensation program and in connection with the transition in leadership, engaged in a comprehensive review in 2012 to determine whether changes were necessary to further strengthen the alignment of pay and performance. The Board and the Compensation Committee take seriously the feedback from our shareholders as expressed in the 2012 voting results and considered shareholder feedback during this review. The Compensation Committee determined that the Company’s pay for performance philosophy and its focus on performance-based and long-term compensation for executive officers remain appropriate, but that it would explore changes to the long-term incentive program for executive officers. As a result of the review, in February 2013, the Compensation Committee approved a new long term incentive program under which certain executives (including the Company’s named executive officers) are eligible to receive awards of Performance Share Units (“PSUs”) and Market Share Units (“MSUs”) beginning in 2013. PSUs reward the achievement of pre-established financial goals over a performance period (typically three years) and are paid out in shares of Brink’s Common Stock at a rate of 0 to 200% based on the achievement of the goals, with an additional +/- 25% multiplier that will be applied to the payout based on the Company’s total shareholder return (“TSR”) relative to companies in the S&P 500 index. MSUs are paid out in shares of Brink’s Common Stock at the end of the performance period (typically three years) at a rate of 0 to 150%, calculated by multiplying the target award by the share price at the end of the performance period divided by the share price at the date of grant. As a result of these changes, the Committee will not make any new awards under the MPIP. The Compensation Committee believes this change from the cash-based MPIP program to a stock-based program further aligns the performance of executives with the long term interests of our shareholders. To illustrate the approved changes to the Company’s long-term incentive program, the following chart shows the proportion of the Chief Executive Officer’s target 2012 compensation that would have been considered performance-based if the new long-term incentive program were in place in 2012. See pages 25-29 for additional information about the long term incentive awards.

Executive Compensation Program Changes

The Compensation Committee recently implemented the following changes to the Company’s executive compensation program:

•	No Employment Agreements for Executive Officers. Neither Mr. Schievelbein, nor any other named executive officer is a party to an employment agreement with the Company.

•

Elimination of Severance Agreements for Executive Officers.  In May 2012, the Company and former executive officer, Frank T. Lennon, terminated the severance agreement between the Company and Mr. Lennon that had been in place since 1997. As a result, none of the Company’s named executive officers have a severance agreement with the Company.

•

Elimination of Tax Gross-Ups for Executive Officers upon a Change in Control.  None of the Company’s named executive officers are subject to any agreement or policy that provides tax gross-ups upon a change in control.

•

Double-trigger Acceleration of Vesting for Stock Awards.  Beginning in 2012, stock options and restricted stock units awarded as part of executives’ long term incentive compensation are subject to accelerated vesting only upon change in control followed by termination of employment (“double trigger”) unless they are not assumed by a successor company upon a change in control.

•

Replacement of the Management Performance Improvement Plan (paid in cash) with Performance Units and Market Share Units (paid in shares of Brink’s Common Stock).  In February 2013, the Compensation Committee approved the replacement of the MPIP with a new long-term incentive program for executives, which provides for awards of PSUs and MSUs to be paid out in shares of Brink’s Common Stock at the end of the performance period (typically three years), subject to achievement of pre-established financial goals (in the case of PSUs) or according to the price of Brink’s Common Stock at the end of the performance period (in the case of MSUs). The Compensation Committee believes this transition from the cash-based MPIP program to a stock-based program further aligns the performance of executives with the long term interests of our shareholders.

Executive Compensation Program Components for 2012

Primary Components

Each named executive officer’s compensation package comprises the following primary components.

Component	Description	Purpose

Base salary (p. 22)	Fixed compensation competitive with the market, subject to review and adjustment to ensure competitive positioning.	• Provides basic compensation at a level consistent with competitive practices. • Reflects role, responsibilities, skills, experience and performance. • Encourages retention of management personnel.

Annual incentives (p. 22)	Key Employees Incentive Plan (“KEIP”): Annual cash incentive plan based on a rigorous evaluation of Company, unit and individual goals. In 2012, payouts under the KEIP for named executive officers were based on the achievement of a Company non-GAAP Segment Operating Profit target.	• Motivates and rewards executives for achievement of annual Company, business unit or function, and individual goals. • Aligns management and shareholder interests by linking pay and performance.

Long-term incentives (p. 25)	Management Performance Improvement Plan (“MPIP”): Performance-based cash incentive, based on achievement of financial performance goals over a three-year period; award targets and goals set annually by the Compensation Committee. The target awards for the 2012—2014 period will be the last target awards provided under the MPIP in light of the Compensation Committee’s awards of PSUs and MSUs beginning in 2013.	• Motivates and rewards executives for the accomplishment of long-term financial goals intended to increase shareholder value • Enhances retention of key executives who drive sustained performance.

2005 Equity Incentive Plan: During 2012, the Compensation Committee approved grants of options and restricted stock units under this plan.

•   Motivates and rewards executives for the accomplishment of long-term financial goals intended to increase shareholder value.

•   Aligns management and shareholder interests by facilitating management ownership and tying compensation to share price appreciation over a sustained period.

•   Enhances retention of key executives who drive sustained performance.

Secondary Components

Named executive officers may also receive compensation in the form of one or more of the following components.

Component	Description	Purpose

Benefits and perquisites (p. 30)	Includes: (1) deferred compensation, the value of which is tied directly to the Company’s stock price; (2) Company matching contributions on amounts deferred, the value of which is tied directly to the Company’s stock price; (3) frozen defined benefit pension benefits; (4) executive salary continuation and long-term disability plan participation; (5) welfare plans and other arrangements that are available on a broad basis to U.S. employees; and (6) limited perquisites.

•   Provides for current and future needs of the executives and their families.

•   Enhances recruitment and retention.

•   Aligns management and shareholder interests by encouraging management ownership of Company stock through participation in the deferred compensation program.

Change in control compensation (p. 31)	Contingent amounts payable only if employment is terminated following a change in control.	• Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure.

Process for Setting Executive Compensation

Compensation Committee Review Process.  The Compensation Committee sets each component and level of compensation for the Company’s named executive officers and other senior executives. Throughout the year, the Compensation Committee reviews information regarding competitive pay practices, the value of all Company compensation paid to the Company’s senior executives, including base salary, annual and long-term incentive compensation, outstanding equity awards, benefits, perquisites and potential payments under various termination scenarios. The Compensation Committee also reviews tally sheets prepared by the Company, the purpose of which is to provide a framework for the Compensation Committee to determine whether the Company’s executive compensation program is consistent with current competitive practices. The Compensation Committee also reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers, as well as his recommendations related to their compensation. The Compensation Committee approves any adjustments to base salary and/or annual incentive targets based on an evaluation of individual performance and the competitive compensation market. With respect to the Chief Executive Officer, the Compensation Committee reviews an annual performance evaluation conducted by the Board, as well as performance relative to pre-determined annual objectives and competitive market data. The Compensation Committee is supported in its work by the Company’s Human Resources Department and executive compensation consultants as described below.

Role of Executive Compensation Consultants.  The Compensation Committee receives data, analysis and support from two nationally-recognized executive compensation consultants—Towers Watson, which serves as executive compensation consultant to the Company, and Frederic W. Cook & Co., Inc. (“FW Cook”), which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant and reviews all documents prepared by Towers Watson and presented to the Compensation Committee.

The Compensation Committee retained FW Cook to provide independent advice and counsel. Relative to 2012 compensation, FW Cook:

•

reviewed all materials prepared for the Compensation Committee by management and Towers Watson (see below) relative to 2012 compensation for the named executive officers (including analyses and conclusions regarding the relative position of the Company’s compensation program to that of the Comparison Group (as defined below));

•

advised the Compensation Committee as it considered appropriate compensation components and levels for Mr. Schievelbein upon his appointment as interim President and Chief Executive Officer and also upon his appointment as Chairman, President and Chief Executive Officer;

•	advised the Compensation Committee on executive compensation trends;

•

reviewed and advised the Compensation Committee on the Company’s executive compensation program, including the decision to align payouts under the 2012 KEIP for named executive officers to achievement of a non-GAAP Segment Operating Profit goal and the design of the Company’s new long term incentive program for executives; and

•	reviewed the Company’s proxy statement disclosure, including the CD&A and executive compensation tables.

During 2011 and 2012, the Company engaged Towers Watson to provide executive compensation consulting services relative to 2012 compensation. In 2011 and 2012, Towers Watson:

•	met with management and participated in Compensation Committee meetings;

•	analyzed competitive levels of each component of compensation for each of the named executive officers; and

•	provided reports and analysis regarding executive compensation trends.

Role of Chief Executive Officer.  The Chief Executive Officer annually recommends base salary adjustments (if any), annual incentive payouts and long-term incentive awards for the other named executive officers. These recommendations are based on evaluation of market data, each named executive officer’s performance, the performance of his or her business unit or function, any changes to their role and responsibilities, and retention considerations. The Compensation Committee considers the Chief Executive Officer’s recommendations in making its own determinations regarding compensation awarded to the named executive officers. The Chief Executive Officer does not play any role relative to the determination of his own compensation.

Compensation Consultant Conflicts of Interest.  In retaining FW Cook, the Compensation Committee considered the six factors set forth in Section 10C-1(b)(4)(i) through (vi) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, after review of information provided by each of the members of the Compensation Committee as well as information provided by FW Cook and Towers Watson and members of their teams, determined that there are no conflicts of interest raised by either firm’s work with the Compensation Committee.

Factors Considered in Making Compensation Decisions

In developing a compensation program for the named executive officers in 2012, the Compensation Committee considered a variety of factors.

Market Competitiveness.  In setting compensation levels for the named executive officers and other executives, the Compensation Committee generally aims to provide target base salary, annual incentive compensation and long-term compensation—in the aggregate, and generally for each component individually—that approximates the 50th percentile (the market median) for comparable positions within a comparison group of companies which are listed on Appendix A to this proxy statement (the “Comparison Group”). The Company has a limited number of direct business peers. These direct business peers are organized in various jurisdictions (including many outside the U.S.), are not comparable to the Company in size, and maintain diverse business segments that may not overlap with those of the Company’s. For these reasons, the Company uses a broad-based Comparison Group of service companies with similar levels of revenue for benchmarking purposes available in a published survey from Towers Watson. The Compensation Committee periodically reviews and relies upon this competitive market information and additional reports on executive compensation practices. Periodically, the Compensation Committee also reviews analysis of compensation levels and practices for proxy named executive officers from FW Cook, who uses a smaller comparison group of service companies with similar revenue. The smaller group is selected based on those companies most relevant for the Company’s executive officers. To determine the Chief Executive Officer’s compensation for 2012, the Compensation Committee reviewed compensation data provided by FW Cook, who also took market capitalization into account in providing competitive market information. The Compensation Committee considers compensation that is within 15% of the market median to be within a competitive range.

Based on its analysis and the compensation levels subsequently set for the Company’s named executive officers in 2012, Towers Watson has concluded that the Company’s overall current total target direct compensation for each of the named executive officers (with the exception of the Chief Executive Officer and the former Vice President—International who were lower in range) including each of the base salary, annual incentive compensation targets and targeted long-term compensation elements, was within the 15% competitive range of the market median.

Performance.  The executive compensation program provides the named executive officers with opportunities to receive actual compensation that is greater or less than targeted compensation depending upon the Company’s financial performance and their individual performance. These factors are discussed below where relevant for the different components of compensation.

Mix of Cash and Stock-Based Compensation and Current, Short-Term and Long-Term Awards.  The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The Compensation Committee has determined that current and short-term compensation—base salary and annual incentives—should be delivered in cash, but that long-term incentive compensation should be linked to increases in Company value over the long-term. The Compensation Committee believes that paying a substantial portion of compensation in the form of stock-based awards aligns the named executive officers’ interests with the economic interests of shareholders.

Internal Equity Considerations.  Consistent with its principles of pay for performance and competitive pay practices, the Compensation Committee does not set guidelines for the ratio of any one executive officer position’s pay to another. The differences in amounts of compensation for each named executive officer reflect the competitive market analysis for each position, significant differences in the scope of responsibilities and authority attributed to their respective positions, their individual performance and their experience. The Compensation Committee intends to continue focusing primarily on a competitive market analysis for each position when making future decisions regarding compensation of the named executive officers, but it will also consider an analysis of internal pay equity.

Mr. Schievelbein’s Compensation as Interim President and Chief Executive Officer

With respect to decisions regarding Mr. Schievelbein’s compensation as interim President and Chief Executive Officer from December 24, 2011 through June 14, 2012, the Compensation Committee worked with FW Cook to structure a compensation package that would compensate Mr. Schievelbein appropriately for his significant additional responsibilities to the Company and align his interests with those of the Company’s shareholders, while reflecting the temporary nature of the role. FW Cook provided the Compensation Committee with competitive market data that reflected compensation for the role that was generally lower than that of a permanent Chief Executive Officer, most often with none of the compensation being performance-based due to the temporary nature of the position. After considering FW Cook’s advice, in November 2011, the Compensation Committee determined and the Board approved monthly cash compensation of $65,000 and monthly stock compensation with a value of $185,000 for Mr. Schievelbein’s service as interim President and Chief Executive Officer.

2012 Compensation Decisions by Component

Base Salary

The Compensation Committee’s decisions on base salary levels for the named executive officers are primarily influenced by its review of competitive market information for comparable positions. These decisions are also influenced by the skills and experience of the executives in their respective roles. For the named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. The Compensation Committee made 2012 base salary decisions for Mr. Schievelbein in connection with his appointment as Chairman, President and Chief Executive Officer in June 2012, and for all other named executive officers in July 2012. In July 2012, the Compensation Committee approved increases in 2012 base salaries for Messrs. Dziedzic, Marshall and Rokosz to better position their respective base salaries with respect to the competitive market information.

Following are the annualized base salaries, as adjusted, for each of the named executive officers for 2012 (which appear in the Summary Compensation Table on page 33):

Named Executive Officer	Annualized 2011 Base Salary	Annualized 2012 Base Salary	% Change
Mr. Schievelbein[1]	N/A	$800,000	N/A
Mr. Dziedzic	$481,000	531,000	10.4%
Mr. Marshall	383,000	421,000	10.0%
Ms. Tyson	N/A	370,000	N/A
Mr. Lennon	440,000	440,000	0.0%
Mr. Rokosz	434,000	445,000	2.5%

(1)	From January 1, 2012 through June 14, 2012, Mr. Schievelbein received a monthly cash base salary of $65,000 and an additional monthly payment of Brink’s Common Stock with a value of $185,000, for his role as interim President and Chief Executive Officer. Beginning June 15, 2012, Mr. Schievelbein became entitled to the base salary noted in the table above.

Annual Cash Incentive Awards—KEIP

General

The Company’s annual cash incentive plan, the KEIP, provides incentive compensation that is variable, contingent and directly linked to Company, function or unit, and individual performance. To further align the KEIP with the Company’s pay for performance philosophy, in 2012 the Compensation Committee approved a single Segment Operating Profit performance goal for named executive officers for the 2012 plan year in order to reinforce the importance of profitable growth. The goal is aligned with a key financial measure that is reviewed by the Company’s shareholders, and the Compensation Committee believes that the goal represents a rigorous objective for management. The named executive officers’ 2012 KEIP awards are tied to the achievement of the Segment Operating Profit Goal as set forth below.

% of Segment Operating Profit Goal Attained	% of Target Award Amount Payable
Less than 75%	0%
75%	50%
100%	100%
125% or more	200%

The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, achievement of 85% of the performance goal would enable a named executive officer to receive up to 70% of his or her KEIP target. The Compensation Committee retains the ability to adjust a named executive officer’s KEIP award downward (but not upward) in its sole discretion based upon consideration of a named executive officer’s individual performance (including the performance of his or her business unit or function).

The Compensation Committee generally considers and approves actual payments under the KEIP for the prior fiscal year in February. All annual incentive payments are approved by the independent members of the Board and Compensation Committee, with the Compensation Committee recommending to the Board the payment for the Chief Executive Officer and establishing payments for the other named executive officers after reviewing Company financial results, the performance of the Chief Executive Officer and the other named executive officers and the recommendations of the Chief Executive Officer for the other named executive officers. The minimum annual incentive payment is 0% and outstanding performance could result in incentive payments of up to 200% of each named executive officer’s incentive target, based on actual Company and individual performance, as determined by the Compensation Committee (and for Mr. Schievelbein, the Board). The KEIP mandates that incentive payments cannot exceed 200% of each named executive officer’s base salary.

2012 Target Award Opportunities

In November of each year, the Compensation Committee establishes performance goals and target opportunities under the KEIP for the upcoming year for the named executive officers (other than the Chief Executive Officer). Generally, the Compensation Committee finalizes the target opportunity for the Chief Executive Officer in February, but in light of the transition of leadership the Compensation Committee finalized the target opportunity for Mr. Schievelbein in June 2012 in connection with his appointment as Chairman, President and Chief Executive Officer. The target opportunity is expressed as a percentage of annual base salary as of the end of the year and is designed to be indicative of the incentive payment that each named executive officer would expect to receive on the basis of strong performance by the individual, the Company and (with the exception of the Chief Executive Officer) the named executive officer’s unit or function. After reviewing the competitive market information and the Chief Executive Officer’s recommendations, the Compensation Committee approved annual incentive targets for 2012 for each of the named executive officers as set forth on page 24.

2012 Payouts

In February 2013, the Compensation Committee made 2012 KEIP payout determinations for all of the named executive officers other than Mr. Schievelbein and Mr. Lennon (see page 51 for a description of Mr. Lennon’s consulting fees). The Compensation Committee made its recommendations to the Board and the Board approved a KEIP payout for Mr. Schievelbein in February 2013. For purposes of awarding actual payments under the KEIP, the Compensation Committee (and the Board for Mr. Schievelbein) considered the Company’s Segment Operating Profit results to determine the level of payout and then considered the individual performance (including the business unit or function performance) for each named executive officer as set forth below.

For Company performance, the Compensation Committee considered the Company’s Segment Operating Profit results of $269.8 million versus the goal of $280 million. Segment Operating Profit is a non-GAAP measure and is reconciled to the most directly comparable GAAP measure on page 42 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The 2012 Segment Operating Profit results used were adjusted from the non-GAAP Segment Operating Profit of $267.9 million reported in the Company’s 2012 Form 10-K to exclude foreign currency impacts in accordance with the KEIP guidelines approved by the Committee at the time it approved the 2012 performance goal.

For individual performance, the Committee reviewed the performance of each of the named executive officers against the following goals:

•	meet 2012 revenue, operating profit, earnings per share and capital expenditures goals;

•	execute against the long-term strategic plan;

•	focus on management development, succession planning and organizational development issues at the senior level;

•	rationalize plans for non-performing businesses;

•	develop the global Enterprise Risk Management system; and

•	supervise functional areas of responsibility.

In determining payout levels, the Compensation Committee considered the input and recommendations of the Chief Executive Officer as to the individual performance of each named executive officer. After considering the Company and individual performance factors and the recommendations from the Chief Executive Officer, the Compensation Committee approved KEIP payouts for each of the named executive officers, with the exception of Mr. Schievelbein and Mr. Lennon, at a rate of 92.7% of each of their target KEIP payment amounts. For Mr. Schievelbein, the Board approved a KEIP payout at 92.7% of his target.

The following table sets forth the actual payments for 2012 under the KEIP, the target amounts, and the percentage of the actual payments to the targeted amounts. The payments are also shown in the Summary Compensation Table on page 33.

Name	2012 Actual KEIP Payment ($)	Annualized 2012 Target KEIP Payment ($)	2012 Actual KEIP Payment as a Percentage of 2012 Target KEIP Payment (%)
Mr. Schievelbein	$741,600	$800,000	92.70%
Mr. Dziedzic	344,566	371,700	92.70
Mr. Marshall	234,160	252,600	92.70
Ms. Tyson(1)	78,602	203,500	38.63
Mr. Lennon(2)	0	264,000	0
Mr. Rokosz	247,509	267,000	92.70

(1)	Ms. Tyson’s actual 2012 KEIP payment was pro-rated as she joined the Company in August 2012.

(2)	Mr. Lennon did not receive a payout under the KEIP in light of his retirement in September 2012. Payments to Mr. Lennon in connection with his retirement are described on page 51.

Tax Deductibility.  Under Section 162(m) of the Internal Revenue Code (the “Code”), compensation in excess of $1,000,000 paid in any one year to a publicly-held corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and the three other most highly compensated executive officers as of the last day of the taxable year other than the Chief Executive Officer or Chief Financial Officer (“Covered Employees”). In 2011, the Compensation Committee, the Board and Company shareholders approved amendments to the KEIP that limit payments to the Covered Employees to specific percentages of the Company’s non-GAAP Segment Operating Profit, in order to permit the Company to take tax deductions for these payments.

The Company intends to structure the compensation program so that a majority of compensation is tax deductible. The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the KEIP will be fully deductible under all circumstances. In addition, the Company reserves the flexibility to award non-deductible compensation in circumstances where the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Long-Term Incentive Compensation

2012 Target Award Opportunities

For 2012, long-term incentive compensation for Messrs. Dziedzic, Lennon, Marshall and Rokosz included target awards under the MPIP, and for each of the named executive officers (with the exception of Mr. Lennon, who announced his retirement prior to the annual long-term incentive awards) included awards of stock options and restricted stock units (“RSUs”) under the 2005 Equity Incentive Plan. Mr. Schievelbein and Ms. Tyson did not receive MPIP target awards because MPIP targets were established in February 2012, prior to the appointment of these officers to their respective roles. The Compensation Committee approved annual stock option and RSU awards in July 2012. In establishing target long-term incentive compensation targets for each named executive officer for 2012, the Compensation Committee primarily considered competitive market information provided by Towers Watson, but also considered the executive’s skills and experience and the executive’s potential future contributions to the Company.

The Board approved equity awards for Mr. Schievelbein and Ms. Tyson in connection with their appointments to their roles in June 2012 and August 2012, respectively.

The following table sets forth the values of total long-term incentive compensation for 2012, which is composed of the 2012-2014 MPIP target award (for Messrs. Dziedzic, Lennon, Marshall and Rokosz) and annual equity awards granted in 2012, for each of the named executive officers. Both the MPIP target awards and equity awards appear in the Grants of Plan-Based Awards Table on page 36.

Total 2012 Long-Term Incentive Compensation ($)(a)(b)
Mr. Schievelbein(c)
Equity Awards	$2,600,000

Total	2,600,000
Mr. Dziedzic
Equity Awards	$660,000
MPIP Target Award	300,000

Total	960,000
Mr. Marshall
Equity Awards	$378,000
MPIP Target Award	180,000

Total	558,000
Ms. Tyson(c)
Equity Awards	$420,000

Total	420,000
Mr. Lennon
MPIP Target Award	$180,000

Total	180,000
Mr. Rokosz
Equity Awards	$159,000
MPIP Target Award	200,000

Total	359,000

(a)	The value of equity awards included in total long-term incentive compensation is calculated using assumptions for financial reporting process. See Note 15 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012.

(b)	MPIP target awards are for the 2012-2014 performance measurement period.

(c)	In addition to the awards listed in the table, Mr. Schievelbein received additional grants of stock awards as part of his compensation as the interim President and Chief Executive Officer from January 1, 2012 through June 14, 2012, which are described on page 22. Ms. Tyson received an additional equity award as part of her new hire compensation in consideration of awards forfeited at her former employer. See page 29 for a description of that award.

Management Performance Improvement Plan (MPIP)

The MPIP provides opportunities for cash awards subject to the satisfaction of specific financial goals over a three-year performance measurement period. At the beginning of each three-year measurement period, the Compensation Committee sets one-year financial goals that the Compensation Committee believes are difficult to obtain and will best lead to the achievement of long-term shareholder value. At the beginning of each subsequent year in the three-year period, the Compensation Committee increases those initial goals by adding additional one-year Company financial goals. At the end of the three-year period, the Compensation Committee totals each of the annual performance goals in the three-year period and measures them against aggregated actual performance during the same period. The annual review of the previously established performance goals is an important component of the MPIP as it allows the Compensation Committee to “raise the bar” to account for increased expectations, such as focused internal growth, and out of the ordinary events or transactions, such as acquisition activity, that may occur during a three-year performance measurement period.

Cash awards to each named executive officer at the end of the three-year measurement period may range from 0% to 200% of the target award amount, up to a maximum of $3 million, depending upon the performance against each of the goals using the formula set forth below:

% of Three Year Performance Goal Attained	% of Target Award Amount Earned
120% or more	200%
110%	150%
100%	100%
90%	50%
80% or less	No Award

For example, if the threshold 80% of a three-year performance goal is not met, there will be no payout under the MPIP for that goal. If the actual three-year performance exceeds 120% of a three-year performance goal, a named executive officer would be eligible to receive the maximum award of 200% of his or her targeted award amount for that goal. The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, if the actual three-year performance is 105% of a three-year performance goal, a named executive officer would be eligible to receive an award of 125% of the targeted award amount for that goal.

MPIP payouts are determined by actual quantifiable performance against pre-determined goals. The Compensation Committee does not have the discretion to increase payouts based on qualitative assessments. It may, however, use its discretion to reduce any payout to a named executive officer.

MPIP Goals for the 2012-2014 Performance Measurement Period

The Compensation Committee bases the MPIP performance goals on the Company’s business plan and sets specific goals that reflect the Company’s business goals for the Company’s principal operating subsidiary, Brink’s, Incorporated. For executive officers of the Company, the Compensation Committee may approve an additional goal that reflects their responsibilities that span the entire enterprise. For the 2012-2014 performance measurement period, the Compensation Committee established the initial performance goals and weightings as follows:

2012—2014 MPIP Goals for Brink’s, Incorporated Executives (including Mr. Rokosz)
Performance Goal	Weighting (%)	Performance Goal (in millions)
Revenue improvement*†	20%	$286.4
Segment Operating Profit improvement*†	50%	$48.6
Economic Value Added (“EVA”) *†	30%	$15.3

2012—2014 MPIP Goals for The Brink’s Company Executives (including Messrs. Dziedzic, Lennon and Marshall)
Performance Goal	Weighting (%)	Performance Goal (in millions, except EPS)
Earnings per share (“EPS”) for continuing operations improvement†	33.34%	$1.48
Revenue improvement*†	13.33	$286.4
Segment Operating Profit improvement*†	33.33	$48.6
Economic Value Added (“EVA”) *†	20.00	$15.3

*	Goal is expressed as the amount of improvement from 2011.

†	Non-GAAP financial measures.

In setting the performance goals, the Compensation Committee determined to (i) remove currency impacts and not include the effects of strategic acquisitions and dispositions that were not included in the Company’s 2012 business plan, and (ii) adjust results, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, in order to focus awards on operational performance and provide for more consistent measures of performance.

The performance goals in the charts above were also added to the existing goals for the 2010-2012 and the 2011-2013 performance measurement periods. The Compensation Committee selected these goals because they represent financial growth drivers that the Compensation Committee believes will lead to the achievement of increased shareholder value. The Compensation Committee set the initial performance goals for the 2012-2014 performance measurement period in connection with the Board’s approval of annual goals set forth in the Company’s business plan, and the Compensation Committee believed the goals to be aggressive, but obtainable. For each subsequent year in the 2012-2014 performance measurement period, the Compensation Committee will increase the initial performance goals in connection with the Board’s review of annual goals set forth in the Company’s business plan. No MPIP awards will be made after 2012 because the Compensation Committee has approved the phased elimination of the MPIP as part of executives’ long-term incentive compensation. As a result, the Compensation Committee will not make any new awards under the MPIP and the MPIP will be phased out as the existing MPIP performance periods expire in 2013 and 2014.

MPIP Payouts for 2010-2012 Performance Measurement Period

In 2010, Messrs. Dziedzic, Lennon, Marshall and Rokosz were granted MPIP target awards for the 2010-2012 performance measurement period. Neither Mr. Schievelbein nor Ms. Tyson was employed by the Company at the time these awards were granted and therefore, did not receive payouts for this performance period. In February 2013, the Compensation Committee certified the payout of amounts under the MPIP for eligible named executive officers after reviewing the information presented in the following table, which summarizes the aggregate performance goals for the 2010-2012 performance measurement period, the actual results achieved for the three-year period, the unweighted percentages of the target award amounts earned with respect to each goal, the relative weighting given to each of the performance goals and the final percentages of the target award amounts earned.

	Performance Goal (in thousands, except EPS)	Actual Result (% of Performance Goal Attained)	Unweighted % of Target Award Amount Earned	Goal Weighting	Final % of Target Award Amount Earned
EPS for continuing operations†+	$5.16	95.7%	78.5%	33.34%	26.18%
Revenue*†	1,174.2	86.2%	31.0%	13.33%	4.13%
Segment operating profit*†	163.5	82.9%	14.5%	33.33%	4.83%
EVA*†	50.5	91.1%	55.5%	20.0%	11.10%

Total	—	—	—	—	46.24%

*	Goal is expressed as the cumulative amount of improvement from the prior years.

+	Mr. Rokosz’s 2010-2012 MPIP award opportunity did not include an EPS for continuing operations measure.

†	Non-GAAP financial measures. The Compensation Committee determined to (i) remove currency impacts and not include the effects of strategic acquisitions and dispositions that were not included in the business plan, and (ii) adjust results, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, in order to focus awards on operational performance and provide for more consistent measures of performance.

MPIP payouts were made for the 2010-2012 performance measurement period to Messrs. Dziedzic, Lennon and Marshall at 46.24% of their respective targeted amounts. Pursuant to the terms of the MPIP, Mr. Lennon received a pro-rated payout, based on his service to the Company through August 31, 2012. Mr. Rokosz received an MPIP payout at 30.10% of his target because his award opportunity for this period was based on the achievement of the revenue, segment operating profit and EVA measures outlined above, and not an EPS for continuing operations measure.

The following table sets forth the payouts under the MPIP for the 2010-2012 performance measurement period, the target amounts for the same period, and the percentage of the actual payouts to the targeted amounts. These amounts were paid in early 2013 and are also shown in the Summary Compensation Table on page 33.

Name	Actual MPIP Payout for 2010-2012 Period ($)	Target MPIP Payout for 2010-2012 Period ($)	Actual MPIP Payout as a Percentage of MPIP Target (%)
Mr. Dziedzic	$92,480	$200,000	46.24%
Mr. Marshall	60,112	130,000	46.24%
Mr. Lennon*	69,874	170,000	41.10%
Mr. Rokosz	51,170	170,000	30.10%

*	The actual payout as a percentage of MPIP target for Mr. Lennon reflects the proration of Mr. Lennon’s MPIP payout in light of his retirement in September 2012 and in accordance with the terms of the MPIP.

Equity Grants under the 2005 Equity Incentive Plan

Since 2009, the Compensation Committee has awarded a substantial portion of long-term incentive compensation in the form of a combination of stock options and RSUs with service-based vesting requirements. Named executive officers benefit from stock option grants only to the extent the price of Brink’s Common Stock exceeds the exercise price of the stock options after the named executive officer satisfies the vesting requirements and exercises the options. The RSUs provide for retention because they retain value even if the price of Brink’s Common Stock decreases below the value on the date of grant as long as the named executive officer satisfies the vesting requirements. The Company’s stock ownership guidelines (described on page 31) ensure that significant levels of Brink’s Common Stock are held by each named executive officer in order to maintain executive and shareholder alignment.

In accordance with historical practice, in July 2012, the Compensation Committee granted both stock options and RSU awards to Messrs. Dziedzic, Marshall and Rokosz under the 2005 Equity Incentive Plan. Stock options and RSU awards to these named executive officers were granted on the day they were approved by the Compensation Committee at its July 2012 meeting and were priced at 100% of fair market value on the date of grant, which under the 2005 Equity Incentive Plan was based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant. Upon vesting, each recipient will receive one share of Brink’s Common Stock for each vested RSU. Mr. Schievelbein and Ms. Tyson were granted stock options and RSU awards in connection with the appointments to their roles in June 2012 and August 2012, respectively.

The Compensation Committee determines the number of stock options and RSU awards to be granted to each named executive officer based on competitive practices, considered in the context of the overall long-term incentive compensation philosophy. The Compensation Committee takes into account all MPIP target award amounts when granting stock options and RSU awards. The Compensation Committee applies a value-based approach by making long-term incentive awards based on a target dollar value that is used to determine the number of stock options and RSU awards because it believes that approach results in total long-term incentive compensation for the named executive officers that is closer to the targeted range.

Based on the foregoing, the Compensation Committee granted the number of stock options and RSU awards as shown on the Grants of Plan-Based Awards Table on page 36.

The Company does not strategically time option grants or restricted stock unit awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. The Compensation Committee generally approves equity grants for its named executive officers in July of each year. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for all options and restricted stock unit awards granted by the Company is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC.

Beginning with the grants of stock options and RSU awards made in 2012, the Compensation Committee approved terms and conditions for the executive officers’ stock options and RSU awards that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon termination of employment following a change in control.

Long-Term Incentive Compensation Program Design Changes

Beginning in 2013, long-term incentive compensation for the Chief Executive Officer will consist of PSUs and MSUs and for certain executives (including the named executive officers) will consist of PSUs, MSUs and RSUs. PSUs reward the achievement of pre-established financial goals over a performance period (typically three years) and are paid out in shares of Brink’s Common Stock at a rate of 0 to 200% based on the achievement of the goals, with an additional +/- 25% multiplier that will be applied to the payout based on the Company’s TSR relative to companies in the S&P 500 index. MSUs are paid out in shares of Brink’s Common Stock at the end of the performance period at a rate of 0 to 150%, calculated by multiplying the target award by the share price at the end of the performance period divided by the share price at the date of grant. The Compensation Committee believes these changes to the long-term incentive program design reinforce the Company’s pay for performance philosophy and further align the performance of executives with the long term interests of our shareholders.

Transition Compensation

The Compensation Committee may approve certain compensation awards in connection with the appointment of individuals to the executive management team. For executives recruited from outside the Company, the Committee may consider prior awards to determine the compensation necessary to attract the candidate. In 2012, the Compensation Committee approved certain compensation to named executive officers as part of the executive management transitions described throughout this CD&A. In connection with Ms. Tyson’s appointment as Chief Human Resources Officer, the Compensation Committee approved grants of RSUs valued at $750,000 in consideration of awards Ms. Tyson forfeited at her former employer (this grant is described in the Grants of Plan-Based Awards Table on page 36). Both Mr. Schievelbein and Ms. Tyson also received relocation benefits, which are described under “Perquisites” on page 30 and are set forth in the Summary Compensation Table on pages 33 and 34.

In connection with his retirement and in order to facilitate an effective transition, the Company entered into a consulting agreement with Mr. Lennon in August 2012. In consideration for Mr. Lennon’s advisory and consulting services, during 2012, the Company paid Mr. Lennon a monthly fee of $27,500, provided reimbursement for health care insurance policies for Mr. Lennon and his spouse, and provided basic life insurance and executive salary continuation benefits similar to those in effect at Mr. Lennon’s retirement date and available to the named executive officers as described below. The Consulting Agreement also provided for Mr. Lennon to receive a separate consulting fee equal to the pro-rated amount, for the period of January 1, 2012 through August 31, 2012, that otherwise would have been paid to him under the KEIP.

Benefits

General.  The types and amounts of benefits provided to the named executive officers are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to the Company’s employees and their families. All benefits are reviewed at least annually by the Compensation Committee, which evaluates benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to their value to employees. The plans are also reviewed for changes that may be required due to new laws and regulations or significant changes in market conditions. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation.  The Company maintains a non-qualified deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain groups of its most highly compensated employees, including all of the named executive officers. The value of a named executive officer’s deferred compensation account is tied directly to the value of Brink’s Common Stock and enhances the alignment of the interests of the named executive officers with the Company’s shareholders. By placing a portion of the named executive officers’ compensation at risk by tying it to the value of Brink’s Common Stock, the named executive officers are encouraged to increase long-term shareholder value by focusing on profitable growth as well as other financial indicators that are likely to increase the Company’s stock price. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining the named executive officers, in part, because it permits the named executive officers to use tax deferrals to build a supplemental retirement benefit. The Compensation Committee reviews each named executive officer’s account under the deferred compensation program at least annually.

For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 43.

Pension Plans.  The Company maintains a frozen noncontributory defined benefit pension-retirement plan covering all U.S. employees who met plan eligibility requirements and were employed before December 31, 2005. Messrs. Marshall and Rokosz participate in the pension-retirement plan and Mr. Lennon participated in the pension-retirement plan prior to his retirement. In addition, the Company maintains a frozen pension equalization plan under which the Company makes additional payments in excess of those payable under Internal Revenue Code limitations applicable to the pension-retirement plan. The accrual of benefits under both the pension-retirement plan and the equalization plan has been frozen since December 31, 2005. For more information on the Company’s pension-retirement plan and equalization plan, see “Pension Benefits” beginning on page 40.

Executive Salary Continuation Plan.  The named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death.

Long-Term Disability Plan.  The named executive officers participate along with other executives in a long-term disability program. In the event that the executive is totally incapacitated, he or she would receive 50% of current annual base salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age.

Welfare Plans and Other Arrangements.  The Company’s named executive officers are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other salaried U.S. employee.

Perquisites.  For 2012, the Company provided its named executive officers with limited perquisites; a detailed listing of these perquisites and their value is set forth on page 34. In his role as interim President and Chief Executive Officer,

Mr. Schievelbein was provided a temporary housing allowance in the Richmond, Virginia area and other expense reimbursements approved by the chairman of the Compensation Committee. After his appointment as Chairman, President and Chief Executive Officer, Mr. Schievelbein was provided relocation benefits including payment of moving expenses. In connection with Ms. Tysons’ relocation to Richmond, Virginia, she was provided certain relocation benefits including temporary housing, payment and reimbursement of moving expenses, and closing costs on her new home. The relocation benefits provided to Mr. Schievelbein and Ms. Tyson were pursuant to the Company’s relocation policy, which is available on similar terms to other executives.

Change in Control Agreements

Change in Control Agreements.  The Company has change in control agreements with Messrs. Schievelbein, Dziedzic and Marshall and Ms. Tyson that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 47. The Compensation Committee believes that the change in control agreements serve the interests of the Company and its shareholders by ensuring that if a change in control is ever under consideration, these named executive officers will be able to advise the Board about the potential change in control transaction is in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements are “double trigger,” which means that benefits become available to named executive officers under the agreements only upon a change in control followed by termination of employment. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of these named executive officers in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control. The Compensation Committee reviews the change in control agreements, including the potential payments under these agreements, twice during each year.

Compensation Recoupment Policy

In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws, the Compensation Committee will determine, in its discretion, whether (1) named executive officers, regardless of whether they were directly responsible for the restatement, or (2) all other recipients of cash-based or equity-based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) seeking the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board, up to and including termination, and/or (iii) the pursuit of other available remedies. Awards under the Company’s new long-term incentive program will be subject to this recoupment policy.

Stock Ownership Guidelines and Prohibition Against Hedging

The Company maintains stock ownership guidelines for its executive officers in the amounts below:

•	Chief Executive Officer—must hold shares of Brink’s Common Stock with a value equal to five times base salary

•	All other executive officers—must hold shares of Brink’s Common Stock with a value equal to three times base salary

Executive officers must meet their stock ownership guidelines within five years from the date of appointment as an officer. Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and vested and unvested RSUs on an after-tax basis (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines.

Executive officers are prohibited from engaging in any hedging transaction that could reduce or limit the officer’s economic risk relative to his or her holdings, ownership or interest in Company securities. In addition, directors and executive officers are required to obtain approval to pledge Company securities.

COMPENSATION RISK ASSESSMENT

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers its risk implications and the incentives created by its compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;

•	the alignment of long-term cash incentives with selected performance measures reflective of the Company’s business plan, and its financial and operational goals;

•

the Compensation Committee’s authority to override proposed incentive plan cash payouts (taking into account Section 162(m) of the Code) if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;

•

the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum award limits;

•

the maintenance of the Key Employees’ Deferred Compensation Program, which ties the value of an executive’s deferred compensation account directly to the value of Brink’s Common Stock, thereby strengthening the alignment of interests between the Company’s executives and shareholders;

•	the Company’s compensation recoupment policy, which applies to cash-based and equity-based incentive compensation paid to named executive officers and other recipients;

•	the Company’s executive stock ownership guidelines, which align the interests of the named executive officers with those of the Company’s shareholders; and

•	annual review of the compensation program by compensation consultants.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. At the Compensation Committee’s direction, the Company’s Human Resources Department in partnership with the Internal Audit Department, conducted a risk assessment of the worldwide compensation programs of the Company and its subsidiaries during 2012. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

REPORT OF COMPENSATION AND BENEFITS COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald L. Turner, Chairman

Paul G. Boynton

Reginald D. Hedgebeth

Michael J. Herling

SUMMARY COMPENSATION TABLE

The following table presents information with respect to compensation of the named executive officers in 2010, 2011 and 2012.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Thomas C. Schievelbein(8)	2012	$790,833	$741,600	$2,312,821	$1,300,002	$—	$—	$252,836	$5,398,092
President and	2011	103,409	—	—	—	—	—	7,117	110,526
Chief Executive Officer
Joseph W. Dziedzic	2012	497,667	344,566	318,343	330,005	92,480	—	185,831	1,768,892
Vice President and	2011	473,500	287,000	273,755	261,351	—	—	136,201	1,431,807
Chief Financial Officer	2010	457,583	300,000	204,039	190,197	—	—	115,455	1,267,274
McAlister C. Marshall, II	2012	389,333	234,160	182,315	189,005	60,112	13,648	75,296	1,143,869
Vice President,	2011	373,000	196,000	156,431	164,277	23,842	18,320	102,680	1,034,550
General Counsel and Secretary	2010	356,000	200,000	147,964	118,873	—	13,594	97,759	934,190
Holly R. Tyson	2012	142,955	78,602	912,700	210,003	—	—	210,232	1,554,492
Vice President and
Chief Human Resources Officer
Frank T. Lennon	2012	293,333	—	—	—	69,874	—	74,656	437,863
Former Vice President and Chief Administrative Officer	2011	435,833	225,000	156,431	164,277	31,178	214,362	116,786	1,343,867
	2010	423,333	220,000	285,684	118,873	126,080	348,355	164,191	1,686,516
Ronald F. Rokosz	2012	437,667	247,509	76,701	79,504	51,170	—	85,049	977,600
Former Vice President—International	2011	432,500	220,000	156,431	177,935	—	47,004	144,191	1,178,061

(1)	Represents salaries before any employee contributions under the Company’s 401(k) Plan and/or employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2012, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 43.

(2)	Represents amounts paid under the KEIP with respect to that fiscal year’s performance before any employee deferrals of KEIP awards under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2012, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 43.

(3)	For RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the date of grant and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. For a discussion of the terms of the restricted stock units granted in 2012, see “Grants of Plan-Based Awards” beginning on page 36. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized.

(4)	Represents the grant date fair value computed by the Company for financial reporting purposes, computed in accordance with FASB ASC Topic 718. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference into this proxy statement. For a discussion of the terms of the option grants in 2012, see “Grants of Plan-Based Awards” beginning on page 36. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value after the date of grant.

(5)	Represents amounts paid under the MPIP after the end of the fiscal year with respect to that fiscal year’s performance before any employee deferrals of MPIP payouts under the Company’s deferred compensation program. For a discussion of the MPIP payouts in 2012, see page 28. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2012, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 43.

(6)

Amounts relate only to changes in pension value. The earning of benefits under the pension plans for all employees was frozen as of December 31, 2005. These amounts represent the change during the years ended December 31, 2012, 2011, and 2010 in the net present value of the named executive officers’ pension payouts due to a change in the assumptions used to value pension benefits, not any change in the pension benefits earned by the named executive officers. For purposes of computing the net present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) for 2012, a 4.6% discount rate for the pension retirement plan measurement date of December 31, 2011 and a 4.0% discount rate for the equalization plan measurement date of December 31, 2011 and a 4.2% discount rate for the pension retirement plan measurement date of December 31, 2012 and a 3.7% discount rate for the equalization plan measurement date of December 31, 2012, for 2011 a 5.3% discount rate for the measurement date of December 31, 2010 and a 4.6% discount rate for the pension retirement plan measurement date of December 31, 2011, and a 4.0% discount rate for the equalization plan measurement date of December 31, 2011 and for 2010 a 5.9% discount rate for the measurement date of December 31, 2009 and a 5.3% discount rate for the measurement date of December 31, 2010; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis or pursuant to lump sum elections under the pension equalization plan. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference into this proxy statement. For a discussion of pension benefits, see “Pension Benefits” beginning on page 40.

(7)	For 2012, includes the following items and amounts for each of the named executive officers:

Name	Matching Contribution on Deferrals of Compensation(a)	Premiums for Executive Salary Continuation Plan(b)	Other Personal Benefits(c)	Total
Mr. Schievelbein	$88,104	$14,213	$150,519	$252,836
Mr. Dziedzic	86,820	6,120	92,891	185,831
Mr. Marshall	65,659	4,722	4,915	75,296
Ms. Tyson	15,263	—	194,969	210,232
Mr. Lennon	58,654	6,476	9,526	74,656
Mr. Rokosz	73,714	4,166	7,169	85,049

(a)	In 2012 the Company made matching contributions related to deferred salary and KEIP under the deferred compensation program in the following amounts for each of the named executive officers:

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Schievelbein	$79,083	$4,688	$—	$4,333	$88,104
Mr. Dziedzic	49,767	4,688	28,700	3,665	86,820
Mr. Marshall	38,933	4,688	19,600	2,438	65,659
Ms. Tyson	13,875	—	—	1,388	15,263
Mr. Lennon	29,333	4,688	22,500	2,133	58,654
Mr. Rokosz	43,767	4,688	22,000	3,259	73,714

(b)	In 2012, the Company paid life insurance premiums under the Company’s Executive Salary Continuation Plan for each named executive officer. The Company, not the individual, is the beneficiary under the insurance policies. The Executive Salary Continuation Plan provides a death benefit equal to three times a covered employee’s annual salary payable by the Company in ten equal annual installments to the employee’s designated beneficiary.

(c)	The table below reflects the types and dollar amounts of perquisites and other personal benefits provided to the named executive officers in 2012. Perquisites and other personal benefits valued in British Pounds have been converted to U.S. Dollars using an exchange rate of 1.5576. For purposes of computing the dollar amounts of the items listed below, the Company used the actual out-of-pocket costs to the Company of providing the perquisite or other personal benefit to the named executive officer, with one exception. The incremental cost for Personal Use of Company Aircraft is based on the cost of fuel, payments to a reserve for maintenance, crew travel expenses, onboard catering costs, and airport fees. Because the Company aircraft is used primarily for business travel, fixed costs that do not change based on personal use, such as pilots’ salaries, are not included. The named executive officers paid any taxes associated with these benefits without reimbursement from the Company, except for relocation benefits, for which executives receive tax assistance, in accordance with the Company’s relocation program which is available on similar terms to other executives.

Name	Personal and Spousal Travel and Entertainment	Personal Use of Company Aircraft	Moving Expenses(i)	Closing Costs/ Temporary Housing(ii)	Executive Physical Examinations	Total
Mr. Schievelbein	$11,319	$16,017	$84,859	$35,574	$2,750	$150,519
Mr. Dziedzic	7,492	—	—	82,649	2,750	92,891
Mr. Marshall	4,915	—	—	—	—	4,915
Ms. Tyson	—	—	51,168	143,801	—	194,969
Mr. Lennon	6,526	—	—	—	3,000	9,526
Mr. Rokosz	4,419	—	—	—	2,750	7,169

(i)	Includes costs related to transportation of household goods and relocation allowance for Mr. Schievelbein and Ms. Tyson.

(ii)	Includes costs related to temporary housing for Mr. Schievelbein; broker fees related to the sale of a previous home in connection with Mr. Dziedzic’s relocation in 2009; and temporary housing and closing costs related to purchase of a new home for Ms. Tyson, as well as tax assistance related to these items.

(8)	This table discloses the compensation paid to Mr. Schievelbein for his service as both interim President and Chief Executive Officer from January 1 through June 14, 2012 (including the monthly stock awards described on page 22 in the aggregate amount of $1,059,160) as well as the compensation paid to Mr. Schievelbein in his role as Chairman, President and Chief Executive Officer from June 15 through December 31, 2012. Mr. Schievelbein also continues to serve as a director of the Company, but ceased receiving compensation as a director as of November 14, 2011.

Realized Pay Table

The table below provides supplemental disclosure representing the total direct compensation realized by each named executive officer in 2012. It differs substantially from the Summary Compensation Table on page 33 and is not a substitute for that table. The Realized Pay Table below includes the salary paid in 2012, KEIP payouts for the 2012 performance period, MPIP payouts for the 2010-2012 performance period, the value of restricted stock units that vested in 2012 and awards of common stock made in 2012, and the gain on stock options exercised in 2012. Total compensation as calculated under the SEC rules and, as shown in the Summary Compensation Table, includes items that are not necessarily reflective of compensation actually realized by the named executive officer in a particular year. Mr. Lennon is not included as he was not with the Company at year end.

Name	Salary	KEIP Payout	MPIP Payout	Vested RSUs	Vested Stock Awards	Gain on Exercised Stock Options	Total
Mr. Schievelbein	$790,833	$741,600	$—	$—	$1,059,160	$—	$2,591,593
Mr. Dziedzic	497,667	344,566	92,480	524,822	—	—	1,459,535
Mr. Marshall	389,333	234,160	60,112	134,549	—	—	818,154
Ms. Tyson	142,955	78,602	—	—	—	—	221,557
Mr. Rokosz	437,667	247,509	51,170	127,950	—	197,600	1,061,896

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2012 under the 2005 Equity Incentive Plan and the MPIP.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Thomas C. Schievelbein(5)	6/15/2012	—	—	—	—	206,625	$22.39	$22.32	$1,300,002
	1/4/2012	—	—	—	1,746	—	—	26.88	47,771
	2/2/2012	—	—	—	6,373	—	—	24.41	185,008
	3/2/2012	—	—	—	7,298	—	—	25.37	185,004
	4/3/2012	—	—	—	7,731	—	—	23.75	185,003
	5/2/2012	—	—	—	7,264	—	—	24.79	185,014
	6/4/2012	—	—	—	8,364	—	—	21.56	185,012
	6/15/2012	—	—	—	58,062	—	—	22.32	1,253,661
	7/3/2012	—	—	—	3,738	—	—	23.35	86,348

Joseph W. Dziedzic	7/11/2012	—	—	—	—	52,279	22.57	22.40	330,005
	7/11/2012	—	—	—	14,622	—	—	22.40	318,343
	1/1/2012	0	300,000	600,000	—	—	—	—	—

McAlister C. Marshall, II	7/11/2012	—	—	—	—	29,942	22.57	22.40	189,005
	7/11/2012	—	—	—	8,374	—	—	22.40	182,315
	1/1/2012	0	180,000	360,000	—	—	—	—	—

Holly R. Tyson(6)	8/13/2012	—	—	—	—	33,275	22.53	22.56	210,003
	8/13/2012	—	—	—	33,289	—	—	22.56	710,141
	8/13/2012	—	—	—	9,321	—	—	22.56	202,559

Frank T. Lennon	1/1/2012	0	180,000	360,000	—	—	—	—	—

Ronald F. Rokosz	7/11/2012	—	—	—	—	12,595	22.57	22.40	79,504
	7/11/2012	—	—	—	3,523	—	—	22.40	76,701
	1/1/2012	0	200,000	400,000	—	—	—	—	—

(1)	The options and restricted stock units granted to Mr. Dziedzic, Marshall and Rokosz on July 11, 2012 and to Ms. Tyson on August 13, 2012 as well as the Common Stock awarded to Mr. Schievelbein in January through June 2012 were granted under the 2005 Equity Incentive Plan. The awards granted as of January 1, 2012 were granted under the MPIP (for the 2012—2014 performance measurement period, payable in 2015).

(2)	In accordance with the 2005 Equity Incentive Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on July 11, 2012, the date of the grant, as reported on the New York Stock Exchange.

(3)	As of the grant date.

(4)	For restricted stock unit awards, the grant date fair values were computed in accordance with FASB ASC Topic 718 based on the stock price at the date of grant. The stock price at the date of grant was based on the average of the high and low per share quoted sales prices of Brink’s Common Stock on the grant date, as reported on the New York Stock Exchange, as adjusted for the value of dividends, which are not paid during the vesting periods. Accordingly, for the 2012 awards, weighted average stock prices of approximately $21.59, $21.77 and $21.42 per share were used to value the June 15, 2012, July 11, 2012 and August 13, 2012 awards, respectively.

For options, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the Black-Scholes option-pricing model at each grant date. The weighted average assumptions for the June 15, 2012, July 11, 2012 and August 13, 2012 grants were as follows: (a) annual dividend yield of 1.8% for Brink’s Common Stock; (b) volatility of 40% for Brink’s Common Stock; (c) risk-free rate of return of 0.7%; and (d) an expected term of 4.25 years. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Stock and Option Awards column will actually be realized. For options, no gain to a named executive officer is possible without an appreciation in stock value after the date of grant.

(5)	Includes common stock awards to Mr. Schievelbein in his role as interim President and Chief Executive Officer from January 1 through June 14, 2012.

(6)	Includes RSUs awarded to Ms. Tyson as part of her new hire compensation described on page 29.

Equity Award Grants

2005 Equity Incentive Plan

The Company maintains the 2005 Equity Incentive Plan, which was approved by the Company’s shareholders and is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2005 Equity Incentive Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2005 Equity Incentive Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2005 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

The duration of options granted under the 2005 Equity Incentive Plan is established by the Compensation Committee but may not exceed six years. Subject to a minimum vesting period of one year from the date of grant, the Compensation Committee may impose a vesting schedule on options and determines the acceptable form(s) in which the exercise price may be paid. In general, options continue to be exercisable following termination of employment for 90 days, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, options remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, options fully vest at the time of death (or, if later, on the first anniversary of the grant date) and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. If a change in control were to occur, all outstanding options awarded to named executive officers prior to 2012 fully vest and become exercisable. Beginning with the 2012 awards, outstanding options are subject to accelerated vesting upon a change in control only after termination (“double trigger”).

RSU awards granted under the 2005 Equity Incentive Plan have specific terms and conditions approved by the Compensation Committee. In general, RSUs are canceled following termination of employment. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, RSUs remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, any restrictions on RSUs are removed at the time of death (or, if later, on the first anniversary of the grant date). If a change in control were to occur, all restrictions on outstanding RSUs awarded to named executive officers prior to 2012 are removed, subject to limitations on distribution imposed by Section 409A of the Code. Beginning with the 2012 awards, outstanding RSU restrictions are removed upon a change in control only after termination, provided that such termination constitutes a separation from service within the meaning of Section 409A of the Code.

For a discussion of the principles applied in administering the 2005 Equity Incentive Plan, see “Compensation Discussion and Analysis—2012 Compensation Decisions by Component—Long-Term Incentive Compensation—Equity Grants under the 2005 Equity Incentive Plan” beginning on page 28.

2012 Stock Option Grants

With respect to the options included in the Grants of Plan-Based Awards Table above, these options (1) become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant and (2) expire six years after the date of grant.

2012 Restricted Stock Unit Awards

RSU awards were granted in 2012 and are reported as stock awards in the Grants of Plan-Based Awards Table above. These awards were valued based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the dates of the grant and adjusted for a discount for units that do not receive or accrue dividends during the vesting period. These awards are to be settled in shares of Brink’s Common Stock on a one-for-one basis and vest ratably over a three-year term, except for certain units granted to Ms. Tyson which will vest on the third anniversary of the grant date.

Management Performance Improvement Plan Awards

Management Performance Improvement Plan

The Company maintains the MPIP, which was approved by the Company’s shareholders and is designed to promote the interests of the Company and its subsidiaries by linking financial incentives provided to participants with improvements in the Company’s financial results. The Compensation Committee administers the MPIP, establishes performance measures and is authorized to select key employees of the Company and its subsidiaries to participate in the MPIP.

Each participant is periodically granted performance awards that entitle him or her to receive cash payments following the completion of a three-year performance measurement period, provided that specified performance measures and certain conditions described in the MPIP relating to continuation of employment are satisfied. The maximum incentive payment any one participant may be entitled to receive for any one performance measurement period is $3,000,000.

A performance award terminates unless the participant remains continuously employed by the Company or a subsidiary until the date established by the Compensation Committee for payment of the performance award unless (1) the termination is due to retirement, disability or death, (2) approved by the Compensation Committee or (3) the termination is subsequent to a change in control of the Company. In the event a participant’s employment is terminated due to retirement, disability or death, he or she (or, in the event of the participant’s death, his or her beneficiary) is entitled to a pro-rated portion of the performance award to which he or she would otherwise be entitled based on the portion of the performance measurement period (determined in completed months) during which he or she was continuously employed by the Company or a subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the performance measurement period. In the event of a participant’s termination of employment for reasons other than retirement, disability or death, the Compensation Committee may, but is not obligated to, authorize payment of an amount up to the pro-rated amount that would be payable under the preceding sentence. In the event of a change in control, performance awards are deemed to be earned at 100% of the specified target dollar amount applicable to the performance award and shall be paid as soon as practicable following the earlier of the participant’s termination of employment after the change in control or the end of the performance measurement period during which the change in control occurred, but in no event later than March 15th immediately following the end of the year in which the change in control occurred.

Participants eligible to receive an award are entitled to receive a lump-sum cash payment on a date selected by the Compensation Committee following the end of the performance measurement period. Under the deferred compensation program, participants may elect to defer the receipt of all or part of this payment.

The MPIP is intended to be compliant with Section 162(m) of the Code, so that payments made under the plan retain their tax deductibility. In order to remain compliant, the payouts are calculated by comparing actual performance metrics to those preset by the Compensation Committee. See page 24 for additional information regarding tax deductibility of executive compensation.

2012 MPIP Awards

Performance award targets for the 2012—2014 performance measurement period for each named executive officer who received an MPIP award are included in the Grants of Plan-Based Awards Table above. Actual payments can range from 0% to 200% of the target depending on performance against the pre-established measures.

For a discussion of the principles applied in administering the MPIP and a further discussion of the 2012 MPIP awards, see “Compensation Discussion and Analysis—2012 Compensation Decisions by Component—Long-Term Incentive Compensation—Management Performance Improvement Plan (MPIP)” beginning on page 26.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of all unexercised stock options and restricted stock units for the named executive officers outstanding as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Thomas C. Schievelbein	—	206,625	$22.39	6/15/2018	(5)	—	$—
	—	—				58,062	1,656,509	(6)

Joseph W. Dziedzic	26,667	13,333	19.05	7/8/2016	(7)	—	—
	9,917	19,833	31.47	7/7/2017	(8)	—	—
	—	52,279	22.57	7/11/2018	(9)	—	—
	—	—	—	—		3,333	95,090	(10)
	—	—	—	—		281	8,017	(11)
	—	—	—	—		5,950	169,754	(12)
	—	—	—	—		14,622	417,166	(13)

McAlister C. Marshall, II	16,268	—	37.62	9/15/2014	(14)	—	—
	20,000	—	27.59	7/9/2015	(15)	—	—
	16,667	8,333	19.05	7/8/2016	(7)	—	—
	6,234	12,466	31.47	7/7/2017	(8)	—	—
	—	29,942	22.57	7/11/2018	(9)	—	—
	—	—	—	—		2,166	61,796	(10)
	—	—	—	—		384	10,956	(11)
	—	—	—	—		3,400	97,002	(12)
	—	—	—	—		8,374	238,910	(13)

Holly R. Tyson	—	33,275	22.53	8/13/2018	(18)	—	—
	—	—	—	—		33,289	949,735	(19)
	—	—	—	—		9,321	265,928	(19)

Frank T. Lennon	64,310	—	34.68	7/12/2013	(16)	—	—
	45,935	—	34.92	7/10/2014	(17)	—	—
	21,000	—	27.59	7/9/2015	(15)	—	—
	—	8,333	19.05	7/8/2016	(7)	—	—
	6,234	12,466	31.47	7/7/2017	(8)	—	—
	—	—	—	—		2,166	61,796	(10)
	—	—	—	—		2,188	62,424	(11)
	—	—	—	—		3,400	97,002	(12)

Ronald F. Rokosz	45,935	—	34.68	7/12/2013	(16)	—	—
	45,935	—	34.92	7/10/2014	(17)	—	—
	25,000	—	27.59	7/9/2015	(15)	—	—
	—	10,000	19.05	7/8/2016	(7)	—	—
	8,500	17,000	31.47	7/7/2017	(8)	—	—
	—	12,595	22.57	7/11/2018	(9)	—	—
	—	—	—	—		2,000	57,060	(10)
	—	—	—	—		3,400	97,002	(12)
	—	—	—	—		3,523	100,511	(13)

(1)	All of these options have become exercisable or will become exercisable as to one third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant.

(2)	In accordance with the Company’s 2005 Equity Incentive Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange.

(3)	All of these restricted stock units vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant, except for 33,289 of the restricted stock units granted to Ms. Tyson on August 13, 2012, which vest on August 13, 2015.

(4)	Fair market value was based on the closing price of Brink’s Common Stock on December 31, 2012, as reported on the New York Stock Exchange.

(5)	These options were granted on June 15, 2012 under the 2005 Equity Incentive Plan.

(6)	These restricted stock units were granted on June 15, 2012 under the 2005 Equity Incentive Plan.

(7)	These options were granted on July 8, 2010 under the 2005 Equity Incentive Plan.

(8)	These options were granted on July 7, 2011 under the 2005 Equity Incentive Plan.

(9)	These options were granted on July 11, 2012 under the 2005 Equity Incentive Plan.

(10)	These restricted stock units were granted on July 8, 2010 under the 2005 Equity Incentive Plan.

(11)	These restricted stock units were granted on November 11, 2010 under the 2005 Equity Incentive Plan.

(12)	These restricted stock units were granted on July 7, 2011 under the 2005 Equity Incentive Plan.

(13)	These restricted stock units were granted on July 11, 2012 under the 2005 Equity Incentive Plan.

(14)	These options were granted on September 15, 2008 under the 2005 Equity Incentive Plan.

(15)	These options were granted on July 9, 2009 under the 2005 Equity Incentive Plan.

(16)	These options were granted on July 12, 2007 under the 2005 Equity Incentive Plan.

(17)	These options were granted on July 10, 2008 under the 2005 Equity Incentive Plan.

(18)	These options were granted on August 13, 2012 under the 2005 Equity Incentive Plan.

(19)	These restricted stock units were granted on August 13, 2012 under the 2005 Equity Incentive Plan.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas C. Schievelbein	—	$—	42,514	$1,059,160
Joseph W. Dziedzic	—	—	23,383	524,822
McAlister C. Marshall, II	—	—	5,917	134,549
Holly R. Tyson	—	—	—	—
Frank T. Lennon	16,667	157,670	7,955	188,198
Ronald F. Rokosz	20,000	197,600	5,700	127,950

PENSION BENEFITS

The Company provides retirement benefits to U.S. non-union employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) Certain named executive officers are among those covered by these plans. There are no other plans providing defined benefit pension payments to them.

Benefit accruals under both plans were frozen for all employees as of December 31, 2005. The named executive officers, therefore, earned no additional pension benefits during 2012. Messrs. Schievelbein and Dziedzic and Ms. Tyson do not participate in the pension plans because they became Company employees after pension benefits were frozen. Mr. Lennon participated in the pension plans prior to his retirement from the Company.

The following table presents information as of December 31, 2012 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas C. Schievelbein	Pension-Retirement Plan	—	$—	$—
	Equalization Plan	—	—	—
Joseph W. Dziedzic	Pension-Retirement Plan	—	—	—
	Equalization Plan	—	—	—
McAlister C. Marshall, II	Pension-Retirement Plan	5.601	85,965	—
	Equalization Plan	5.601	3,654	—
Holly R. Tyson	Pension-Retirement Plan	—	—	—
	Equalization Plan	—	—	—
Frank T. Lennon	Pension-Retirement Plan	28.405	1,098,117	32,209
	Equalization Plan	28.405	62,616	2,307,800
Ronald F. Rokosz	Pension-Retirement Plan	8.397	359,095	—
	Equalization Plan	8.397	394,181	—

For purposes of computing the present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 4.2% discount rate for the pension retirement plan measurement date of December 31, 2012; (c) a 3.7% discount rate for the equalization plan measurement date of December 31, 2012; (d) service accruals in the pension plans are frozen as of December 31, 2005; and (e) payments will be made on a straight-life monthly annuity basis, except for payments under the equalization plan for Messrs. Lennon and Rokosz, who have each elected to receive a lump sum. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2012. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference into this proxy statement. In addition, the Company has assumed each named executive officer will attain or has attained the age of 65; longevity is determined using the RP-2000 blue collar male mortality table for pension-retirement plan calculations, the RP-2000 white collar male mortality table for annuity payment calculations for the equalization plan and the GATT 2003 mortality table for lump sum calculations for the equalization plan.

Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, the named executive officers had been credited under the pension-retirement plan with the following years of benefit accrual service: Mr. Rokosz, 5.776 years; Mr. Lennon, 25.811 years; and Mr. Marshall, 2.930 years. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, the named executive officers had been credited under the pension-retirement plan, as amended June 1, 2003, with the following additional years of benefit accrual service after June 1, 2003: Mr. Rokosz, 2.621 years; Mr. Lennon, 2.594 years; and Mr. Marshall, 2.671 years. Benefit accrual service is based on computation periods, which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his or her normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:

•	2.1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

•

0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed as of May 31, 2003.

•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

•	1.75% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

•

0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he or she reaches age 65, provided he or she has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his or her early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his or her normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his or her early retirement date precedes the normal retirement date. Messrs. Lennon and Rokosz are eligible for retirement under the pension-retirement plan.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Internal Revenue Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement (subject to certain limitations on distribution imposed by Section 409A of the Internal Revenue Code). In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and Wells Fargo Bank, N.A., amounts in cash to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. Further contributions may be made only to the extent that the funded percentage of the equalization plan after a contribution does not exceed the funded percentage of the pension-retirement plan. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2012, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2012. Because deferrals, along with any matching contributions, related to the KEIP and the MPIP are credited in the year after they are earned, these amounts differ from the KEIP and MPIP payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

For Mr. Schievelbein, the table below includes amounts deferred in 2012 under the Plan for Deferral of Directors’ Fees as well as the aggregate account balance at December 31, 2012 related to fees earned when Mr. Schievelbein served as an independent director of the Company.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End(5) ($)
Thomas C. Schievelbein(6)	$86,779	$83,416	$1,775	$—	$210,680
Joseph W. Dziedzic	82,132	82,132	8,572	—	692,715
McAlister C. Marshall, II	60,971	60,971	7,391	—	588,880
Holly R. Tyson	15,263	15,263	94	—	33,580
Frank T. Lennon	53,966	53,966	55,502	199,985	3,912,569
Ronald F. Rokosz	69,026	69,026	11,611	—	899,923

(1)	Under the deferred compensation program, a participant is permitted to defer base salary, incentive amounts earned under the KEIP and the MPIP and amounts in excess of 401(k) limits as supplemental savings. The dollar value of the deferred amounts is converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of salary and cash incentive awards deferred in 2012 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his or her account:

Name	Salary Deferred	Key Employees Incentive Plan Compensation Deferred(a)	Supplemental Savings Plan Deferred	Total	Common Stock Units
Mr. Schievelbein	$79,083	$—	$4,333	$83,416	3,378
Mr. Dziedzic	49,767	28,700	3,665	82,132	3,327
Mr. Marshall	38,933	19,600	2,438	60,971	2,470
Ms. Tyson	13,875	—	1,388	15,263	587
Mr. Lennon	29,333	22,500	2,133	53,966	2,236
Mr. Rokosz	43,767	22,000	3,259	69,026	2,799

(a)	The incentive compensation deferred in 2012 was earned by each named executive officer for 2011.

(2)	Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of Company matching contributions made in 2012 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his or her account:

Name	Salary Matching Contribution	KEIP Matching Contribution	Supplemental Savings Plan Matching Contribution	Total(a)	Common Stock Units
Mr. Schievelbein	$79,083	$—	$4,333	$83,416	3,378
Mr. Dziedzic	49,767	28,700	3,665	82,132	3,327
Mr. Marshall	38,933	19,600	2,438	60,971	2,470
Ms. Tyson	13,875	—	1,388	15,263	587
Mr. Lennon	29,333	22,500	2,133	53,966	2,236
Mr. Rokosz	43,767	22,000	3,259	69,026	2,799

(a)	These amounts are included within “All Other Compensation” for 2012 in the Summary Compensation Table.

(3)	Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2012 for the common stock units in each named executive officer’s account and the corresponding number of units representing shares of Brink’s Common Stock credited to his or her account:

Name	Dividends on Brink’s Common Stock(a)	Common Stock Units
Mr. Schievelbein	$1,550	63
Mr. Dziedzic	8,572	355
Mr. Marshall	7,391	305
Ms. Tyson	94	3
Mr. Lennon	55,502	2,303
Mr. Rokosz	11,611	482

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)	Participants who made an election by December 31, 2007 to receive a one-time in-service distribution of the vested portion of the participant’s account under the deferred compensation program received such distribution in 2008, subject to the limitations under Section 162(m) of the Internal Revenue Code. The distribution was made in the form of Brink’s Common Stock. Any undistributed portion of a participant’s account remained credited to his or her account. Due to Section 162(m) limitations, Mr. Lennon did not receive his full distribution in 2008, but received a partial distribution in that year and in subsequent years, including 2012.

(5)	The following table sets forth the composition of the aggregate balance of deferred compensation under the Key Employees Deferred Compensation Program as of December 31, 2012 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock, (d) aggregate distributions to participants, and (e) the aggregate number of units representing shares of Brink’s Common Stock credited to each named executive officer’s account:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)	Common Stock Units(b)
Mr. Schievelbein	1	$86,666	$86,666	$28,455	$—	$201,787	7,073
Mr. Dziedzic	3	298,099	310,784	83,832	—	692,715	24,280
Mr. Marshall	10	292,450	260,014	99,794	63,378	588,880	20,640
Ms. Tyson	0	15,263	15,263	3,054	—	33,580	1,177
Mr. Lennon	21	2,028,071	1,128,212	2,301,191	1,544,905	3,912,569	137,139
Mr. Rokosz	15	1,145,601	780,681	1,563,423	2,589,782	899,923	31,543

(a)	Represents value as of December 31, 2012 including unit allocations on January 2, 2013.

(b)	Includes unit allocations on January 2, 2013.

(6)	For Mr. Schievelbein, includes deferrals under the deferred compensation program and the Plan for Deferral of Directors’ Fees as set forth below.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Key Employees’ Deferred Compensation Program	$83,416	$83,416	$1,550	$—	$201,787
Plan for Deferral of Directors’ Fees	3,363	—	225	—	8,893

(1)	Includes dividend equivalent payments for outstanding Deferred Stock Units awarded when Mr. Schievelbein served as independent director of the Company, which were deferred in 2012 pursuant to the Plan for Deferral of Directors’ Fees (which is described on page 53).

Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 100% of his or her cash incentive payments awarded under the KEIP (in 10% increments),

•	up to 50% of his or her base salary (in 5% increments),

•

any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code and

•	up to 100% of his or her cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred), deferred salary (100% of the first 10% deferred) and supplemental Savings Plan contributions (for 2012, 100% of the first 4% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including Company matching contributions, are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock. The dollar values are converted in accordance with the formula in the deferred compensation program. Dividends paid with respect to the common stock units in a participant’s account are also converted into common stock units.

In addition, amounts deferred related to KEIP awards and amounts deferred related to MPIP awards, including Company matching contributions, are converted to common stock units.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink’s Common Stock and cash distributed with respect to amounts deferred before January 1, 2007 may not be less than the following:

•	with respect to deferred salary, the amount of salary actually deferred by the participant, including related dividends, but excluding any matching contributions and related dividends; and

•

with respect to deferred cash incentive payments under the KEIP and the MPIP, the amount actually deferred by the participant under such plans, including related dividends, but excluding any matching contributions and related dividends.

This minimum value of the shares of Brink’s Common Stock and cash distributed with respect to deferred incentive payments does not apply to supplemental 401(k) Plan deferrals or to any amounts deferred after January 1, 2007.

Termination Upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant and related dividends. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for “cause,” the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months for which the participant has made salary or KEIP deferral elections as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
at least 36 months but less than 48 months	50%
at least 48 months and less than 60 months	75%
60 months or more	100%

Messrs. Lennon, Marshall and Rokosz are fully vested. Mr. Dziedzic is 50% vested. Mr. Schievelbein and Ms. Tyson are 0% vested.

Lump-sum distributions are made six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

None of the Company’s named executive officers have employment agreements with the Company, however, certain named executive officers (Messrs. Schievelbein, Dziedzic and Marshall and Ms. Tyson) are eligible to receive additional benefits and payments pursuant to change in control agreements. These additional benefits are triggered upon termination following change in control (“double trigger”).

The tables on pages 47 and 50 show the estimated amount of additional benefits and payments that would be paid to each of the named executive officers if their employment had terminated on December 31, 2012. Because the named executive officers would be eligible to receive different benefits and payments depending on whether a change in control had occurred on December 31, 2012, this information is presented in two tables: one without a change in control and one with a change in control. Following are descriptions of the types of benefits and payments that the named executive officers would be eligible to receive under various scenarios, key terms under the change in control agreements, and the categories of benefits and payments as reflected in the tables on pages 47 and 50.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Without a Change in Control

The table below provides information with respect to hypothetical benefits and payments to the named executive officers as of December 31, 2012 under the Company’s policies and programs, assuming their employment was terminated without a change in control. Mr. Lennon is not included in the tables below because he retired prior to December 31, 2012. Information regarding amounts paid to Mr. Lennon upon his retirement appears on page 51.

The amounts in the tables are in the following categories:

•

Already Earned Amounts. This includes the present value of the named executive officer’s accumulated pension benefit (see page 41), as well as the aggregate balance of non-qualified deferred compensation (see page 43) and, for Mr. Schievelbein, the value of deferred stock units and Directors’ Stock Accumulation Plan units, awarded during his service as an independent director, which are payable upon termination of service (as described on pages 52 and 53).

•	Long-term Incentive. This includes the value at December 31, 2012 of outstanding MPIP awards, unvested options and unvested restricted stock units that would be payable in accordance with their terms.

•	Benefit Plans. This includes benefits under the Executive Salary Continuation Plan, which is described on page 30 as well as the value of short-term and long-term disability payments.

		Termination for Cause(1)	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(2)	Retirement(3)	Death(4)
Thomas C. Schievelbein	Already Earned Amounts(5)	$440,141	$440,141	$440,141	$536,043	$—	$536,043
	Long Term Incentive(6)	—	2,925,187	2,925,187	2,925,187	—	2,925,187
	Benefit Plans	—	—	—	2,298,152	—	2,232,760

	Total	440,141	3,365,328	3,365,328	5,759,382	—	5,693,990

Joseph W. Dziedzic	Already Earned Amounts	416,315	554,515	554,515	692,715	—	692,715
	Long Term Incentive(6)	—	—	—	1,487,152	—	1,487,152
	Benefit Plans	—	—	—	5,261,116	—	1,481,995

	Total	416,315	554,515	554,515	7,440,983	—	3,661,862

McAlister C. Marshall, II	Already Earned Amounts	566,883	678,499	678,499	678,499	—	677,915
	Long Term Incentive(6)	—	—	—	879,559	—	879,559
	Benefit Plans	—	—	—	5,421,015	—	1,174,990

	Total	566,883	678,499	678,499	6,979,073	—	2,732,464

Holly R. Tyson	Already Earned Amounts	18,316	18,316	18,316	33,580	—	33,580
	Long Term Incentive(6)	—	—	—	1,415,313	—	1,415,313
	Benefit Plans	—	—	—	3,364,929	—	—

	Total	18,316	18,316	18,316	4,813,822	—	1,448,893

Ronald F. Rokosz	Already Earned Amounts	1,291,290	1,653,199	1,653,199	1,653,199	1,653,199	1,341,653
	Long Term Incentive(6)	—	675,609	675,609	675,609	675,609	675,609
	Benefit Plans	—	—	—	351,679	—	1,241,973

	Total	1,291,290	2,328,808	2,328,808	2,680,487	2,328,808	3,259,235

(1)	In the event of a termination for cause, all matching amounts and related dividends under the deferred compensation program are forfeited.

(2)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. Thereafter, long-term disability payments are payable by third parties until the retirement of the executive (usually at the social security retirement age). Such payments cover 50% of the executive’s base salary and three year average KEIP payout with a maximum annual payment of $300,000. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation Plan premiums during the disability period, discounted at 2.70%.

(3)	Messrs. Schievelbein, Dziedzic and Marshall and Ms. Tyson are not eligible for retirement at December 31, 2012.

(4)	Includes under “Benefits Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 1.60%. At December 31, 2012, Ms. Tyson was not eligible for the Executive Salary Continuation Plan.

(5)	Includes for Mr. Schievelbein, outstanding Deferred Stock Units and Directors’ Stock Accumulation Plan units valued based on the number of units multiplied by the closing price of Brink’s Common Stock at December 31, 2012.

(6)	Outstanding MPIP awards are valued based on the pro-rated portion of the award earned and assuming performance is met at the target level for periods after December 31, 2012. Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2012 and the option’s exercise price. If the option’s exercise price is less than the December 31, 2012 price, no value is attributed to the unvested option. Unvested restricted stock units are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2012.

Hypothetical Termination Benefits Following Termination Upon a Change in Control

Change in Control Agreements

The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs and the named executive officer remains employed by the Company or its successor for one year following the change in control. In addition, these agreements provide additional benefits and payments in the event that a change in control occurs and either the executive is terminated by the Company without “cause” or they resign for “good reason”

within two years following a change in control. The agreements in place in 2012 expired on February 25, 2013 and Messrs. Schievelbein, Dziedzic and Marshall and Ms. Tyson entered into new agreements on February 24, 2013 that superseded and replaced the change in control agreements previously in effect. The new agreements expire on February 24, 2015 and the terms of the new agreements are substantially similar to those of the previous agreements. The principal terms of the agreements that were in place in 2012 are described below.

Change in Control Agreements—Definitions of key terms

The Change in Control Agreements with named executive officers in effect in 2012 generally define “cause,” “change in control” and “good reason” as follows:

•

“cause” means embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.

•	a “change in control” generally will be deemed to have occurred:

•

upon any (1) combination of the Company in which the Company is not the surviving entity or (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

•	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or

•

if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

•	“good reason” generally means:

•	material diminution in the named executive officer’s position, authority, duties or responsibilities;

•

material failure by the Company to comply with its obligations to provide the named executive officer with the benefits to which the executive officer is entitled for continued employment under the applicable agreement;

•	a material change to the named executive officer’s work location;

•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement; or

•	any material breach by the Company of the agreement;

•

provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

Change in Control Agreements—Benefits Following a Change in Control if Executive is not Terminated

Salary and Bonus. During the first two years of employment following a change in control, each executive who is a party to a change in control agreement will receive annual compensation at least equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the executive’s average bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred.

Incentive, Savings and Retirement Plans. During the executive’s continued employment, he or she is entitled to continue to participate in all available incentive and savings plans and programs offered by the Company.

Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs offered by the Company.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. Under this scenario:

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:

•

the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of the executive’s average annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of termination and (3) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (3) is referred to as the “Accrued Obligation Payment”); and

•	an amount equal to two times the sum of the executive’s annual base salary and average annual bonus awarded during the past three years.

•	The Company will provide the executive with outplacement services.

•

To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to as the “Other Benefits”).

•

In the event the executive elects continued medical benefit coverage, the Company will reimburse him or her for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had employment continued.

Termination for Death or Incapacity. If an executive’s employment is terminated by reason of the executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause. If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination Other Than for Good Reason. If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Upon a Change in Control

The table below provides information with respect to the additional benefits and payments to the named executive officers as of December 31, 2012 under the scenarios covered by the agreements described above and the Company’s policies and programs assuming their employment is terminated following a change in control. Mr. Lennon is not included in the tables below because he retired prior to December 31, 2012.

The amounts in the tables are in the following categories:

•	Accrued Obligation Payment (as defined on page 49).

•

Already Earned Amounts.  This includes the present value of the named executive officer’s accumulated pension benefit (see page 41) as well as the aggregate balance of non-qualified deferred compensation (see page 43) and, for Mr. Schievelbein, the value of Deferred Stock Units and Directors’ Stock Accumulation Plan units, awarded during his service as an independent director, which are payable upon termination of service (as described on pages 52 and 53).

•	Base Salary and Bonus. This includes a payment equal to two times the executive’s annual base salary and average annual bonus awarded during the past three years.

•	Long-term Incentive. This includes the value at December 31, 2012 of outstanding MPIP awards, unvested options and unvested restricted stock units that would be payable in accordance with their terms.

•	Benefit Plans. This includes benefits under the Executive Salary Continuation Plan, which is described on page 30 as well as the value of short term and long-term disability payments.

•

Outplacement Services and Other Benefits.  This includes the estimated cost of outplacement services for up to one year and, for named executive officers who have elected medical benefit coverage, continued medical benefit coverage for up to 18 months.

		Termination for Cause(1)	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(2)	Retirement(3)	Death(4)
Thomas C. Schievelbein	Accrued Obligation Payment	$—	$800,000	$800,000	$800,000	$—	$800,000
	Already Earned Amounts(5)	440,141	536,043	536,043	536,043	—	536,043
	Base Salary and Bonus(6)	—	—	3,200,000	—	—	—
	Long Term Incentive(7)	—	2,925,187	—	2,925,187	—	2,925,187
	Benefit Plans	—	—	—	2,298,152	—	2,232,760
	Outplacement Services and Other Benefits	—	—	240,000	—	—	—

	Total	440,141	4,261,230	4,776,043	6,559,382	—	6,493,990

Joseph W. Dziedzic	Accrued Obligation Payment	—	319,567	319,567	319,567	—	319,567
	Already Earned Amounts	416,315	692,715	692,715	692,715	—	692,715
	Base Salary and Bonus	—	—	1,701,133	—	—	—
	Long Term Incentive(7)	1,149,258	1,878,007	1,149,258	1,878,007	—	1,878,007
	Benefit Plans	—	—	—	5,261,116	—	1,481,995
	Outplacement Services and Other Benefits	—	—	148,808	—	—	—

	Total	1,565,573	2,890,289	4,011,481	8,151,405	—	4,372,284

McAlister C. Marshall, II	Accrued Obligation Payment	—	183,667	183,667	183,667	—	183,667
	Already Earned Amounts	566,883	678,499	678,499	678,499	—	677,915
	Base Salary and Bonus	—	—	1,209,333	—	—
	Long Term Incentive(7)	698,750	1,116,115	698,750	1,116,115	—	1,116,115
	Benefit Plans	—	—	—	5,421,015	—	1,174,990
	Outplacement Services and Other Benefits	—	—	111,923	—	—	—

	Total	1,265,633	1,978,281	2,882,172	7,399,296	—	3,152,687

Holly R. Tyson	Accrued Obligation Payment	—	203,500	203,500	203,500	—	203,500
	Already Earned Amounts	18,316	33,580	33,580	33,580	—	33,580
	Base Salary and Bonus(6)	—	—	1,147,000	—	—	—
	Long Term Incentive(7)	—	1,415,313	—	1,415,313	—	1,415,313
	Benefit Plans	—	—	—	3,364,929	—	—
	Outplacement Services and Other Benefits	—	—	107,248	—	—	—

	Total	18,316	1,652,393	1,491,328	5,017,322	—	1,652,393

Ronald F. Rokosz	Accrued Obligation Payment	—	—	—	—	—	—
	Already Earned Amounts	1,291,290	1,653,199	1,653,199	1,653,199	1,653,199	1,341,653
	Base Salary and Bonus	—	—	—	—	—	—
	Long Term Incentive(7)	818,862	994,439	818,862	994,439	994,439	994,439
	Benefit Plans	—	—	—	351,679	—	1,241,973
	Outplacement Services and Other Benefits	—	—	—	—	—	—

	Total	2,110,152	2,647,638	2,472,061	2,999,317	2,647,638	3,578,065

(1)	In the event of a termination for cause, all matching amounts and related dividends under the deferred compensation program are forfeited.

(2)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. Thereafter, long-term disability payments are payable by third parties until the retirement of the executive (usually at the social security retirement age). Such payments cover 50% of the executive’s base salary and three year average KEIP payout with a maximum annual payment of $300,000. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation premiums during the disability period, discounted at 2.70%.

(3)	Messrs. Schievelbein, Dziedzic and Marshall and Ms. Tyson are not eligible for retirement at December 31, 2012.

(4)	Includes under “Benefits Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 1.60%. At December 31, 2012, Ms. Tyson was not eligible for the Executive Salary Continuation Plan.

(5)	Includes for Mr. Schievelbein, outstanding Deferred Stock Units and Directors’ Stock Accumulation Plan units valued based on the number of units multiplied by the closing price of Brink’s Common Stock at December 31, 2012.

(6)	For executives for whom an average annual bonus cannot be determined based on actual bonuses earned and paid for the last three calendar years, the Change in Control Agreement provides a method for determining an average annual bonus amount.

(7)	Outstanding MPIP awards are deemed to be earned at 100% of the specified target dollar amount, as discussed under “Management Performance Improvement Plan Awards—Management Performance Improvement Plan” beginning on page 26. Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2012 and the option’s exercise price. If the option’s exercise price is less than the December 31, 2012 price, no value is attributed to the unvested option. Unvested restricted stock units are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2012.

Retirement of Frank Lennon

During 2012, Mr. Lennon retired from the Company. Mr. Lennon was eligible to receive certain benefits available in accordance with the Company’s compensation and benefit plans and programs. The following table sets forth the benefits to which Mr. Lennon became entitled upon his retirement on September 1, 2012.

Already Earned Amounts(1)	$7,613,296
Long Term Incentive(2)	533,619

Total	8,146,915

(1)	Includes distribution under the Company’s Pension-Retirement and Pension Equalization Plans as well as the present value of accumulated balances as set forth on page 41, and distributions under the Key Employees Deferred Compensation program and the aggregate balance under the program as set forth on page 43.

(2)	Includes the value of: (a) unvested options, valued based on the difference between the closing price of Brink’s Common Stock at August 31, 2012 and the option’s exercise price; (b) unvested RSUs valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at August 31, 2012; and (c) outstanding MPIP awards valued at 100% of the specified target dollar amount and prorated in accordance with the terms of the MPIP.

In addition, in order to ensure a smooth transition, the Company entered into a consulting agreement with Mr. Lennon in connection with his retirement, under which Mr. Lennon is subject to customary non-competition, non-solicitation, release of legal claims and confidentiality provisions. Under the terms of the agreement, Mr. Lennon provides advisory and consulting services to the Company and the Company pays Mr. Lennon a monthly fee of $27,500 and an additional consulting fee of $163,152, which is equal to the pro-rated amount (for the period of January 1, 2012 through August 31, 2012) of the amount that otherwise would have been awarded to Mr. Lennon under the Company’s annual incentive program, the KEIP. Mr. Lennon also receives (i) reimbursement for Medicare Supplement insurance policies for himself and his spouse at a cost not to exceed $15,000; (ii) basic life insurance (through August 2014) under a policy with a death benefit similar to the Company’s Basic Life Insurance Plan (iii) executive salary continuation benefits (through August 2014) under terms similar to those that would have been in effect had Mr. Lennon continued to be covered under the Company’s Executive Salary Continuation Plan.

DIRECTOR COMPENSATION

The following table describes the key components of compensation for the non-employee directors for 2012.

Compensation Element	2012 Value	Additional Information
Annual Retainer	$53,000	Paid in cash.

Meeting Fee	$1,750 per meeting	Paid in cash.

Special Services Fee	$1,750 per day	Paid in cash at the discretion of the Chairman of the Board.

Directors’ Stock Accumulation Plan (DSAP) Units	$26,500

Annual grant of units equal to 50% of the Annual Retainer. DSAP Units vest one year from the grant date or, if earlier, upon a directors’ termination of service or upon change in control. DSAP Units will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board.

Deferred Stock Units	$73,509	Annual grant of units approved by the Board. Deferred Stock Units vest one year from the grant date or, if earlier, upon a director’s separation from service on the Board. Deferred Stock Units will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board.

Lead Director Fee	$25,000	Paid in cash to the Company’s Lead Director.

Committee Chair Fees	$12,000 $10,000	Paid in cash to the Chair of the Audit Committee ($12,000) and the Chairs of the Compensation, Corporate Governance, and Finance Committees ($10,000).

Audit and Ethics Committee Membership Fee	$5,000	Paid in cash to each member of the Audit Committee.

Stock Ownership Guideline	5x Annual Retainer	Directors must hold a combination of Brink’s Common Stock, Deferred Stock Units, shares of restricted stock, and unvested and vested restricted stock units, in an amount at least equal to five times the annual cash retainer.

The Corporate Governance Committee reviews director compensation annually. In 2012, the Corporate Governance Committee engaged FW Cook to advise the Committee on Board compensation matters and also received support from the Company’s Human Resources department. There were no changes to the director compensation program as a result of the 2012 review.

Directors’ Stock Accumulation Plan

Under the terms of the Directors’ Stock Accumulation Plan (“DSAP”), each non-employee director annually receives, as of June 1, an allocation of DSAP Units equal to 50% of the annual retainer currently in effect, divided by the average of the high and low per share quoted sale prices of Brink’s Common Stock on the first trading date in June as reported on the New York Stock Exchange. Additional DSAP Units are credited to a participant’s account in respect of cash dividends paid on Brink’s Common Stock based upon the DSAP’s formula for accrual. DSAP Units credited to a director’s account will vest one year from their grant date, or, if earlier, upon the director’s termination of service or upon the occurrence of a change in control. Upon a participant’s termination of service, the distribution of shares of Brink’s Common Stock equal to the number of DSAP Units allocated to such director’s account generally will be made in a single lump sum distribution; however, a participant may elect, in accordance with the DSAP, to receive a distribution in up to ten equal annual installments. The DSAP terminates on May 15, 2014, unless it is extended by the Company’s shareholders.

Non-Employee Directors’ Equity Plan

Under the terms of the Non-Employee Directors’ Equity Plan, the Board may grant non-employee directors equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof. The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Board.

Stock Ownership Guideline

Non-employee directors are required to meet a stock ownership guideline of five times the annual retainer within five years of election to the Board. The Corporate Governance Committee annually reviews compliance with the guideline. Shares counted towards the ownership guideline include Brink’s Common Stock, deferred stock units, shares of restricted stock, and unvested and vested restricted stock units, but not unexercised stock options.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees, a director may elect to defer receipt of his or her fees and/or dividend equivalent payments to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the deferral plan, to receive a distribution in up to ten equal annual installments.

The following table sets forth the aggregate balance for each participating non-employee director under the Plan for Deferral of Directors’ Fees as of December 31, 2012:

Name	Aggregate Balance
Mrs. Alewine	$572,260
Mr. Breslawsky	1,406,220
Mr. Herling	297,918
Mr. Martin	871,479
Mr. Turner	13,276

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, in the event a participating director has satisfied the program’s service requirements, and after the director’s death, the Company will make contributions amounting to $1,000,000 to eligible educational institutions and charitable organizations that were designated by the director. On February 7, 2003, the Board closed the Directors’ Charitable Award Program to new participants. Messrs. Breslawsky and Turner and Mrs. Alewine, who each joined the Board before February 7, 2003, currently participate in the Directors’ Charitable Award Program and have each satisfied its service requirements.

Business Travel Accident Insurance Plan

The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

DIRECTOR COMPENSATION TABLE

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Betty C. Alewine	$101,500	$100,009	$17,960	$21,993	$241,462
Paul G. Boynton	108,750	100,009	—	8,467	217,226
Marc C. Breslawsky	101,500	100,009	42,927	9,829	254,265
Reginald D. Hedgebeth	101,731	100,009	—	11,380	213,120
Michael J. Herling	138,250	100,009	8,381	16,757	263,397
Murray D. Martin	130,250	100,009	25,320	14,664	270,243
Ronald L. Turner	122,500	100,009	333	13,358	236,200

(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees.

(2)	Represents (a) the grant date fair value in 2012 related to the allocation of DSAP Units to each non-employee director under the terms of the DSAP, and (b) the grant date fair value in 2012 related to the allocation of Deferred Stock Units representing shares of Brink’s Common Stock to each non-employee director under the terms of the Company’s Non-Employee Directors’ Equity Plan.

The following table sets forth (a) the number of DSAP Units and Deferred Stock Units granted to each non-employee director during the year ended December 31, 2012, (b) the aggregate grant date fair value of the DSAP Units and Deferred Stock Units granted to each non-employee director during the year ended December 31, 2012 and (c) the aggregate number of DSAP Units and Deferred Stock Units credited to each non-employee director as of December 31, 2012, which, for the DSAP units, includes prior grants and DSAP Units credited in respect to cash dividends paid on Brink’s Common Stock:

Name	DSAP Units Granted in 2012	Grant Date Fair Value of DSAP Units(a)	Total DSAP Units Held	Deferred Stock Units Granted in 2012	Grant Date Fair Value of Deferred Stock Units(b)	Total Deferred Stock Units Held
Mrs. Alewine	1,198	$26,500	17,023	3,289	$73,509	13,878
Mr. Boynton	1,198	26,500	3,238	3,289	73,509	9,178
Mr. Breslawsky	1,198	26,500	18,754	3,289	73,509	13,878
Mr. Hedgebeth	1,198	26,500	1,208	3,289	73,509	3,289
Mr. Herling	1,198	26,500	4,204	3,289	73,509	11,697
Mr. Martin	1,198	26,500	6,073	3,289	73,509	13,878
Mr. Turner	1,198	26,500	11,175	3,289	73,509	13,878
All non-employee directors as a group (7 persons)	8,386	185,500	61,675	23,023	514,563	79,676

(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on June 1, 2012, the date of grant.

(b)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on July 12, 2012, the date of grant.

(3)	Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” above. There is no pension plan for the Board.

(4)	Reflects the value of the following perquisites and other personal benefits provided to the non-employee directors in 2012. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director.

Name	Personal and Spousal Travel and Entertainment(a)	Matching Gifts Program(b)	Total
Mrs. Alewine	$11,993	$10,000	$21,993
Mr. Boynton	8,467	—	8,467
Mr. Breslawsky	4,829	5,000	9,829
Mr. Hedgebeth	11,380	—	11,380
Mr. Herling	7,438	9,319	16,757
Mr. Martin	4,664	10,000	14,664
Mr. Turner	11,358	2,000	13,358

(a)	Personal and spousal travel and entertainment valued in British Pounds have been converted to U.S. Dollars using an exchange rate of 1.5576.

(b)	Under the Company’s matching gifts program, the Company matches charitable gifts made by full-time employees and directors to eligible educational and cultural institutions, social service community organizations, hospitals and environmental organizations.

Non-Employee Directors’ Stock Option Plan

The terms of the Non-Employee Directors’ Stock Option Plan do not permit any new grants to be made after May 11, 2008 and none of the non-employee directors received any compensation under this plan in 2012, but previously granted options from this plan remain outstanding.

The following table sets forth the aggregate number of options held by each non-employee director as of December 31, 2012 based on previous option grants under the Non-Employee Directors’ Stock Option Plan.

Name	Total Options Held
Mrs. Alewine	28,570
Mr. Boynton	—
Mr. Breslawsky	28,570
Mr. Hedgebeth	—
Mr. Herling	—
Mr. Martin	14,698
Mr. Turner	28,570
All non-employee directors as a group (7 persons)	100,408

STOCK OWNERSHIP

Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink’s Common Stock beneficially owned by them at January 14, 2013, was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)	Percent of Class*		Number of Other Units Owned(b)(c)
Mrs. Alewine	50,683		*	13,878
Mr. Boynton	3,238		*	9,178
Mr. Breslawsky	51,948		*	13,878
Mr. Dziedzic	77,659		*	48,466
Mr. Hedgebeth	1,208		*	3,289
Mr. Herling	4,204		*	11,697
Mr. Lennon	137,479		*	144,893
Mr. Marshall	73,455		*	34,964
Mr. Martin(d)	28,271		*	13,878
Mr. Rokosz	125,370		*	40,466
Mr. Schievelbein	34,908		*	73,543
Mr. Turner	39,745		*	13,878
Ms. Tyson	0		*	43,787
14 directors and executive officers as a group	672,564	1.41%		489,500

*	Based on the number of shares outstanding as of March 4, 2013. Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)	Includes shares of Brink’s Common Stock that could be acquired within 60 days after January 14, 2013 (1) upon the exercise of options granted pursuant to the Company’s stock option plans and (2) for each director, units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 14, 2013, under the Directors’ Stock Accumulation Plan (DSAP Units), which will be settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board, as follows:

Mrs. Alewine	45,593
Mr. Boynton	3,238
Mr. Breslawsky	47,324
Mr. Dziedzic	36,584
Mr. Hedgebeth	1,208
Mr. Herling	4,204
Mr. Lennon	137,479
Mr. Marshall	59,169
Mr. Martin	20,771
Mr. Rokosz	125,370
Mr. Schievelbein*	2,996
Mr. Turner	39,745
Ms. Tyson	0
14 directors and executive officers as a group	557,322

*	DSAP units were granted to Mr. Schievelbein when he served as an independent director of the Company.

(b)	Mr. Schievelbein and each non-employee director also hold units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 14, 2013, under the Non-Employee Directors’ Equity Plan (Deferred Stock Units), which will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board, as follows:

Mrs. Alewine	13,878
Mr. Boynton	9,178
Mr. Breslawsky	13,878
Mr. Hedgebeth	3,289
Mr. Herling	11,697
Mr. Martin	13,878
Mr. Schievelbein*	8,408
Mr. Turner	13,878

*	Deferred Stock Units were granted to Mr. Schievelbein when he served as an independent director of the Company.

These units are not included in the number of shares beneficially owned by such persons. For additional information about the Deferred Stock Units, see “Director Compensation.”

(c)	Each named executive officer also holds units representing shares of Brink’s Common Stock that have been credited to his account on or prior to January 14, 2013, under (i) the Key Employees’ Deferred Compensation Program (Deferred Compensation Units), which will be settled in Brink’s Common Stock on a one- for-one basis six months after the individual’s separation from service, and (ii) the 2005 Equity Incentive Plan (Restricted Stock Units), which will be settled in Brink’s Common Stock on a one-for-one basis after a vesting period, as follows:

	Deferred Compensation Units	Restricted Stock Units	Total
Mr. Dziedzic	24,280	24,186	48,466
Mr. Lennon	137,139	7,754	144,893
Mr. Marshall	20,640	14,324	34,964
Mr. Rokosz	31,543	8,923	40,466
Mr. Schievelbein	7,073	58,062	65,135
Ms. Tyson	1,177	42,610	43,787

These units are not included in the number of shares beneficially owned by such persons. For additional information about the Deferred Compensation Units and the Restricted Stock Units, see “Nonqualified Deferred Compensation” and “Grants of Plan-Based Awards.”

(d)	Includes 7,500 shares of Brink’s Common Stock held by Mr. Martin in a grantor retained annuity trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2012, its officers, directors and greater-than-10% beneficial owners timely filed all required reports.

BENEFICIAL OWNERS

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Allianz Global Investors U.S. Holdings LLC	2,649,129	(a)	5.5	%(a)
680 Newport Center Drive, Suite 250 Newport Beach, CA 92660
NFJ Investment Group LLC
2100 Ross Avenue, Suite 700 Dallas, TX 75201

BlackRock, Inc.	3,399,071	(b)	7.12	%(b)
40 East 52nd Street New York, NY 10022

GAMCO Asset Management, Inc.	2,992,280	(c)	6.27	%(c)
Gabelli Funds, LLC
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center Rye, NY 10580

Michael W. Cook Asset Management, Inc.	3,511,033	(d)	7.37	%(d)
d/b/a SouthernSun Asset Management 6070 Poplar Avenue, Suite 300 Memphis, TN 38119

The Vanguard Group	2,607,336	(e)	5.45	%(e)
100 Vanguard Boulevard Malvern, PA 19355

(a)	Based solely on Amendment No. 3 to a report on Schedule 13G filed with the SEC on February 14, 2013 (the “Amendment No. 3”) by Allianz Global Investors U.S. Holdings LLC (“AGI US Holdings”) and its subsidiary, NFJ Investment Group LLC (“NFJ”), AGI US Holdings had sole voting power over no shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and NFJ had sole voting power over 2,503,112 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,532,912 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock. The Amendment No. 3 also indicates that another subsidiary of AGI US Holdings, Allianz Global Investors Managed Accounts LLC, had sole voting power over 116,217 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 116,217 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(b)	Based solely on Amendment No. 2 to a report on Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc. (“BlackRock”), BlackRock had sole voting power over 3,399,071 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,399,071 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)	Based solely on Amendment No. 1 to a report on Schedule 13D filed with the SEC on August 21, 2012 by Mario J. Gabelli, an individual who controls or acts as chief investment officer for various entities engaged in the securities business (“Mario Gabelli”), on behalf of himself and certain of those entities, namely GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Funds, LLC (“Gabelli Funds”) and Teton Advisors, Inc. (“Teton Advisors”), GAMCO had sole voting power over 2,117,973 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,246,873 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Gabelli Funds had sole voting power over 716,007 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 716,007 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Teton Advisors had sole voting power over 22,900 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 22,900 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and Mario Gabelli had sole voting power over 6,500 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 6,500 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(d)	Based solely on a report on Schedule 13G filed with the SEC on February 13, 2013 by Michael W. Cook Asset Management, Inc. (d/b/a SouthernSun Asset Management) (“SouthernSun”), SouthernSun had sole voting power over 3,380,138 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,511,033 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(e)	Based solely on a report on Schedule 13G filed with the SEC on February 13, 2013 by The Vanguard Group (“Vanguard”), Vanguard had sole voting power over 68,165 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 2,542,071 shares of Brink’s Common Stock and shared dispositive power over 65,265 shares of Brink’s Common Stock.

PROPOSAL NO. 3—APPROVAL OF THE 2013 EQUITY INCENTIVE PLAN

The Brink’s Company 2005 Equity Incentive Plan (the “2005 Equity Plan”) was approved by the shareholders at the 2005 annual meeting and has served as an important part of the Company’s overall compensation program. The 2005 Equity Plan enabled the Company to grant equity-based compensation awards designed to provide an additional incentive for the officers and employees who are key to the achievement of the Company’s long-term financial and strategic goals. As of December 31, 2012, there were 3,089,704 shares allocated for existing grants and 636,789 shares available for grant under the 2005 Equity Plan.

On February 22, 2013, the Board approved, subject to shareholder approval, the 2013 Equity Incentive Plan (the “2013 Equity Plan”). The 2013 Equity Plan, if approved by shareholders, will replace our 2005 Equity Plan. If the 2013 Equity Plan is approved by shareholders, no further grants of awards will be made under the 2005 Equity Plan. If shareholders do not approve the 2013 Equity Plan, the 2013 Equity Plan will not be effective and the 2005 Equity Plan will remain in effect in accordance with its prior terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 2013 EQUITY INCENTIVE PLAN.

Following is a summary of the 2013 Equity Plan, which is attached to this proxy statement as Appendix B.

Purpose of the 2013 Equity Plan

The purpose of the 2013 Equity Plan is to (i) motivate and reward individuals for the accomplishment of long-term financial goals intended to increase shareholder value, (ii) enhance retention of individuals who drive sustained performance, and (iii) align management and shareholder interests by providing key employees with an opportunity to acquire an equity interest in the Company.

The Company’s growth and continued use of equity-based compensation as a means of aligning officer and employee incentives has generated the need for additional shares for equity-based awards. The Company is recommending that shareholders approve the 2013 Equity Plan, which will, among other things, increase the number of shares for grants of equity-based compensation awards, to a level that the Company believes will, on the basis of current assumptions, ensure that enough shares remain available for issuance to fulfill the purposes of the 2013 Equity Plan through 2016.

Summary of the 2013 Equity Plan

Participants.  Any employee of the Company or its affiliates, including any officer or employee-director, is eligible to receive awards under the 2005 Equity Plan. In addition, any holder of an outstanding equity based award issued by a company acquired by the Company may be granted a substitute award under the 2013 Equity Plan. The Company and its affiliates had approximately 70,000 employees as of December 31, 2012. Directors who are not full-time or part-time officers or employees of the Company are not eligible to participate in the 2013 Equity Plan.

Administration and Grants.  The 2013 Equity Plan is administered by the Compensation Committee. The Compensation Committee has the sole discretion to grant to eligible participants one or more equity awards, including Options, SARs, restricted stock and restricted stock units, performance stock and performance units, “other stock based awards,” cash awards or any combination thereof. The Compensation Committee has the sole discretion to determine the number or amount of any award to be awarded to any participant.

Maximum Awards.  Under the 2013 Equity Plan, the number of shares available for issuance as of February 22, 2013 is 2,888,906 (the “Maximum Share Limit”), subject to adjustment by the Compensation Committee for stock splits and other events as set forth in the 2013 Equity Plan and increased by the additional shares that again become available for grant as described below. Shares covered under awards issued under the 2005 Equity Plan after December 31, 2012, will reduce the Maximum Share Limit. Shares covered by an award granted under the 2013 Equity Plan will be counted against the 2013 Equity Plan’s authorized shares on a one-for-one basis. The 2013 Equity Plan’s authorized shares will be increased on a one-for-one basis for any shares subject to an award granted under the 2005 Equity Plan that after December 31, 2012 is forfeited, expires, or otherwise terminates without the issuance of such shares or is settled in cash or otherwise does not result in the issuance of the underlying shares. If an award granted under the 2005 Equity Plan after December 31, 2012 or the 2013 Equity Plan is cancelled, forfeited, or settled in cash without the delivery of the full number of shares underlying such award, only the net number of shares actually delivered to the participant will be counted against the 2013 Equity Plan’s authorized shares. In the event an award granted under the 2013 Equity Plan or the 2005 Equity Plan is exercised, or withholding taxes paid, by the tender of shares or by the withholding of shares, then the shares so tendered or withheld shall again be available for grant under the 2013 Equity Plan on a one-for-one basis. Also, shares underlying awards issued in assumption of or substitution for awards issued by a company acquired by the Company will not reduce the number of shares remaining available for issuance under the 2013 Equity Plan. No participant may receive Options and SARs under the 2013 Equity Plan relating to more than 400,000 shares, subject to adjustment as noted above, in any calendar year. In addition, no participant may receive awards other than Options and SARs relating to more than 400,000 shares subject to adjustment as noted above, in any calendar year.

For any cash awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and are stated with reference to a specified dollar limit, the maximum amount that may be earned and become payable to any one participant with respect to any twelve-month performance period is $3,000,000.

Grants, Generally.  Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, the exercise price under any Option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award will not be less than 100% of the fair market value of the stock or other security on the date of the grant of the Option, right or award. The Compensation Committee will determine the times at which Options and other purchase rights may be exercised and the methods by which and the forms in which payment of the purchase price may be made. Under the 2013 Equity Plan, determinations of the fair market value of shares will be based on the closing price of the stock on the date in question or the last preceding date on which any reported sale occurred and determinations of fair market value with respect to other property will be made in accordance with methods or procedures established by the Compensation Committee. Awards, including Options, will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Except in the event of a change in control of the Company, no award will be exercisable before the expiration of one year from the date of grant. Unless specifically provided to the contrary in any award agreement, upon a change in control of the Company, all awards will become fully exercisable. No awards will be granted under the 2013 Equity Plan after February 21, 2023, however, any award granted before that date may extend beyond that date, unless otherwise expressly provided in the 2013 Equity Plan or an applicable award agreement.

Awards may provide that upon their exercise the holder will receive cash, stock, other securities or other awards or any combination thereof, as the Compensation Committee will determine. Any shares deliverable under the 2005 Equity Plan may consist in whole or in part of authorized and unissued shares or shares acquired by the Company.

Adjustments.  If the Compensation Committee determines that a dividend or other distribution, recapitalization, stock split, or other corporate event or transaction affects the shares in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available under the 2013 Equity Plan, the Compensation Committee shall adjust: (i) the number and type of shares (or other securities) which may be made the subject of awards, (ii) the number and type of shares (or other securities) subject to outstanding awards, and (iii) the grant, purchase or exercise price with respect to any award as the Compensation Committee determines to prevent any enlargement or dilution of the award. The Compensation Committee otherwise may not take any other action to directly or indirectly reduce, or have the effect of reducing, the exercise price of any Option as established at the time of grant.

Amendment and Termination.  The Compensation Committee may cancel any outstanding award under the 2013 Equity Plan in consideration of a cash payment or alternative award under the 2013 Equity Plan made to the holder of such canceled award equal in value to the fair market value of such canceled award, provided such award does not run afoul of the 2013 Equity Plan’s prohibition on repricing Options, SARs, or other Stock-Based Awards in the nature of purchase rights. The board of directors of the Company may amend, alter, discontinue or terminate the 2013 Equity Plan or any portion of the 2013 Equity Plan any time, provided that if such action would adversely affect the rights of a participant under any outstanding award, the consent of the affected participant must be obtained. Furthermore, shareholder approval must be obtained for any change that would increase the number of shares available for awards and may be required by New York Stock Exchange requirements or the Internal Revenue Code for certain other amendments.

Awards.

Options and SARs.  The term and purchase price of Options awarded under the 2013 Equity Plan will be determined by the Compensation Committee; provided, however, that the term will not exceed six years and the purchase price will be no less than the fair market value of a share on the date of grant of such Option, except in the case of substitute awards, granted in connection with an acquisition of or business combination with the Company. SARs may be granted to participants either alone or in addition to other awards granted under the 2013 Equity Plan. In the case of any SAR granted in tandem to any Option, the SAR will not be exercisable until the related Option is exercisable and will terminate when the related Option terminates. Any SAR granted alone will not have a term of greater than six years or, unless it is a substitute award, an exercise price of less than the fair market value of a share on the date of grant. If a participant ceases to be employed by the Company by reason of retirement or disability, each Option and SAR held by the participant will remain outstanding until its expiration date and become exercisable in accordance with its terms. If a participant’s employment is terminated by reason of the death of the participant or if the participant dies after retirement or disability each Option and SAR held by the participant will become fully exercisable upon the later of the time of the participant’s death or the one-year anniversary of the grant date and will remain outstanding until the earlier of three years after death or the expiration date. If a participant’s employment is terminated for any other reason, the participant will have 90 days after such termination (but not after the expiration date) to exercise each Option and SAR such participant holds to the extent such award was exercisable at termination.

Restricted Stock and RSUs.  Shares of restricted stock and RSUs will be subject to such restrictions as the Compensation Committee may impose, and may lapse separately or in combination at the times the Compensation Committee deems appropriate. Awards of restricted stock and RSUs may be granted as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code. If a participant ceases to be employed by the Company by reason of retirement or disability, each restricted stock and performance unit award held by the participant will remain outstanding and any restrictions shall lapse in accordance with the terms of the award. If a participant’s employment is terminated by reason of the death of the participant, or if the participant dies after retirement or disability the restrictions on each restricted stock and RSU award held by the participant will lapse upon the later of the time of the participant’s death or the one year anniversary of the grant date. If a participant’s employment is terminated for any other reason, any restricted stock or RSU award held by the participant that remains subject to restrictions will be canceled at termination.

Performance Stock and Performance Units.  Shares of performance stock and performance units will be subject to such restrictions as the Committee may impose, and may lapse in whole or in part upon the achievement of such performance goals as the Compensation Committee establishes. Every award of performance units to a member of the Executive Group will, if the Compensation Committee intends that such award should constitute “qualified performance based compensation” under Section 162(m) of the Code, include a pre-established formula. “Executive Group” means every person who is expected by the Compensation Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year. If a participant ceases to be employed by the Company by reason of retirement or disability, each performance stock and performance stock unit award held by the participant will remain outstanding and become exercisable in accordance with the terms of the award. If a participant’s employment is terminated is by reason of the death of the participant which occurs prior to the expiration of any performance period applicable to a performance stock or performance unit award, the participant’s beneficiary will be entitled to receive following the expiration of such performance period, a pro-rata portion of the number of shares subject to such award which became payable and the remainder will be canceled. If a participant’s employment is terminated for any other reason prior to the expiration of the performance period, any performance stock or performance unit award held by the participant that remains subject to restrictions will be canceled at termination.

Other Stock-Based Awards.  The Compensation Committee may grant to participants other awards (including, without limitation, rights to dividends and dividend equivalents) that are denominated, payable in, based on or related to, shares.

Cash Awards.  The Compensation Committee may grant to participants awards payable in cash. Unless the Compensation Committee or award agreement provides otherwise, cash awards are vested and payable on the grant date. Shares under the 2013 Equity Plan also may be used to pay shares owed under any other bonus or compensation plan of the Company.

Section 162(m) Awards.  Awards (other than Options and SARs) to certain senior executives will, if the Compensation Committee intends any such award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, become earned and payable only if pre-established targets are achieved during a performance period or periods, as determined by the Compensation Committee. Performance measures will be based on: net income, operating income, income from selected businesses, segment operating profit, segment margin rate, return on net assets, revenue, revenue growth, stock price, change in stock price, total shareholder return, comparisons with various stock indices, total market capitalization, earnings, earnings per share, earnings growth, growth rate, compound annual growth rate, book or market value per share, return on equity, net revenue per employee, market share, market penetration, business retention, new customer generation, business expansion goals, operational effectiveness measures, customer satisfaction, service quality, employee satisfaction, management of employment practices and employee benefits, recruiting and retaining personnel, supervision of litigation, implementation or completion of critical projects or processes, return on capital and/or economic value added (or equivalent metric), debt ratio, stockholders’ equity (total or per share), regulatory achievements, acquisitions and divestitures, operating margins, gross margins, cash margin, return on assets or net assets, return on revenue, reductions in cost, cash flow return on investment, year-end cash, debt reduction, control of interest expense, improvement in or attainment of expense levels or working capital levels, cost controls and targets (including cost of capital), or cash flow and/or free cash flow (before or after dividends); whether or not determined in accordance with generally accepted accounting principles, but where applicable, as consistently applied by the Company and, if so determined by the Compensation Committee prior to the expiration of such award, adjusted, to the extent permitted under Section 162(m) of the Code if the Compensation Committee intends the performance unit award to continue to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the 2013 Equity Plan and cumulative effects of changes in accounting principles. Performance measures may be expressed on an absolute basis or on a relative basis against a peer group or an index. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Compensation Committee will determine. Other than as described above, the Compensation Committee in its discretion may adjust the amount payable pursuant to an award under the 2013 Equity Plan that is intended to qualify as “qualified performance-based compensation” under Section 162(m) downward, but not upward. The Compensation Committee may not waive the achievement of performance goals related to an award except in the case of a participant’s death or disability or a change in control. Section 162(m) requires that the Compensation Committee certify in writing that performance goals were achieved before the payment of the “qualified performance-based compensation.”

Tax Consequences of the 2013 Equity Plan

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 2013 Equity Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Furthermore, tax laws may change, and actual tax consequences will depend on individual circumstances as well as state and local tax laws.

Non-Qualified Stock Options (NQSO).  An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the underlying shares on the exercise date over the Option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Stock Options (ISO).  An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment), in which case there will be applicable withholding taxes on exercise, or if the optionee subsequently engages in a “disqualifying disposition,” as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the Option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

SARs.  Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock.  A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company, subject to applicable withholding taxes. If the election is not made, the holder will generally recognize ordinary income, subject to applicable withholding taxes, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year. The holding period starts on the date of grant if a Section 83(b) election is made or when the restrictions are removed if no Section 83(b) election is made.

Restricted Stock Units and Performance Units.  The grant of an award of RSUs or of performance units will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an award, the grantee will recognize ordinary income, subject to applicable withholding taxes, equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

Cash Awards.  A grantee will recognize ordinary income, subject to withholdings, upon any cash received upon payment of a cash award. The Company generally will be entitled to a deduction equal to the income the grantee recognizes.

Certain Tax Consequences to the Company.  We intend that awards granted under the 2013 Equity Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect. In addition, under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a public corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and our three other most highly compensated executive officers as of the last day of the taxable year other than our Chief Executive Officer or Chief Financial Officer. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Section 162(m) of the Code is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders. Accordingly, shareholder approval of the 2013 Equity Plan is necessary for the 2013 Equity Plan to be able to provide awards that qualify as “qualified performance-based compensation” under Section 162(m) of the Code which may be exempt from the limits on tax deductibility imposed by Section 162(m) of the Code.

The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by the Company. Under the 2013 Equity Plan, options and SARs granted with an exercise price or base price at least equal to 100 percent of fair market value of the underlying stock at the date of grant, and certain other awards which are conditioned upon achievement of performance goals may qualify as “qualified performance-based compensation.” A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based compensation” under the 2013 Equity Plan will be fully deductible under all circumstances. In addition, other awards under the 2013 Equity Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify for the exception under Section 162(m) of the Code, so that compensation paid to certain Covered Employees in connection with such awards may, to the extent it and other compensation subject to Section 162(m) of the Code’s deductibility cap exceed $1 million in a given taxable year, not be deductible by the Company as a result of Section 162(m) of the Code. Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under 280G and subject to additional excise taxes under Code Section 4999.

The 2013 Equity Plan is attached as Appendix B to this proxy statement.

New Plan Benefits

The benefits that will be awarded or paid under the 2013 Equity Plan are not currently determinable. Awards granted under the 2013 Equity Incentive Plan are within the discretion of the Compensation and Benefits Committee and future awards and the individuals who may receive them have not been determined.

Equity Compensation Plan Benefit Information

For information regarding all equity grants to the named executive officers under the 2005 Equity Plan in 2012, see “Grants of Plan-Based Awards” beginning on page 36.

The table below provides information as of December 31, 2012, about shares that may be issued under equity compensation plans currently maintained by the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2012, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	3,594,588	(1)	$30.23	(2)	931,014
Equity compensation plans not approved by security holders	—		—		—

Total	3,594,588		$30.23		931,014

(1)	Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2005 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan.

(2)	Does not include awards described in footnote (1).

The last reported closing price of Brink’s Common Stock as reported by the New York Stock Exchange on March 6, 2013 was $26.69 per share.

PROPOSAL NO. 4—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and the Board recommends approval of such selection by the shareholders. KPMG served in this capacity for the year ended December 31, 2012. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2012 and 2011.

	2012	2011
	(In thousands)
Audit Fees	$6,261	$5,866
Audit-Related Fees	466	733
Tax Fees	795	704
All Other Fees	50	—

Total Fees	$7,572	$7,303

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining their independence.

Procedures for Pre-Approval of Audit and Non-Audit Services.

The Audit Committee has adopted written procedures for pre-approving certain specific audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE SELECTION OF KPMG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of Audit and Ethics Committee

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management and KPMG, the Company’s independent auditors;

•

Discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Michael J. Herling, Chairman

Paul G. Boynton

Reginald D. Hedgebeth

Murray D. Martin

OTHER INFORMATION

Shareholder Proposals and Director Nominations

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2014 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided below under “Availability of Documents” no later than November 15, 2013, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” on page 11, stating in detail the qualifications of such nominees for consideration by the Corporate Governance Committee of the Board. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before annual meetings. For a shareholder to nominate a director or directors at the 2014 annual meeting or bring other business before the 2014 annual meeting, notice must be received by the Secretary of the Company at the principal office of the Company not later than the close of business on January 3, 2014, nor earlier than the close of business on November 4, 2013. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the SEC. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit, Compensation and Corporate Governance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

Directions to Annual Meeting

Shareholders who desire to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who desire to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who desire to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Innisfree M&A Incorporated to perform various proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2013 annual meeting is currently estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

MCALISTER C. MARSHALL, II

Secretary

March 8, 2013

APPENDIX A

EXECUTIVE COMPENSATION COMPARISON GROUP

Accenture	HNTB	Ryder System
Alcatel-Lucent	Home Shopping Network	SAIC
Alexander & Baldwin	Horizon Blue Cross Blue Shield of New Jersey	7-Eleven
American Water Works	Houghton Mifflin Harcourt Publishing	Sprint Nextel
ANN INC.	J.C. Penney Company	Staples
APL	J. Crew	Starbucks Coffee
ARAMARK	Kaiser Foundation Health Plan	Starwood Hotels & Resorts
AT&T	Kindred Healthcare	SuperValu Stores
Avaya	Kohl’s	Target
Big Lots	Level 3 Communications	Taubman Centers
Blue Shield of California	Limited	Tenet Healthcare
Burlington Northern Santa Fe	L-3 Communications	Thomson Reuters
Carlson	Marriott International	Time Warner
Coach	McClatchy	Time Warner Cable
Convergys	McDonald’s	T-Mobile USA
Cox Enterprises	McGraw-Hill	Tribune
Crown Castle	Media General	Underwriters Laboratories
Crown Holdings	Motorola Mobility	Union Pacific Corporation
CSX	Neoris USA	United Rentals
Delta Air Lines	New York Times	United States Cellular
Deluxe	Nokia	United Water
Discovery Communications	Nordstrom	University of Texas—M.D. Anderson Cancer Center
Equifax	Norfolk Southern	UPS
E.W. Scripps	Office Depot	Verizon
Gap	Parsons Corporation	Viacom
Google	PetSmart	Walt Disney
GXS	Phillips-Van Heusen	Waste Management
Harry Winston Diamond Corporation	Providence Health & Services	Wellpoint
HBO	QUALCOMM	Wendy’s Group
HCA Healthcare	Quest Diagnostics	Yum! Brands
Health Net	R.R. Donnelley	Zale

A-1

APPENDIX B

THE BRINK’S COMPANY

2013 EQUITY INCENTIVE PLAN

(Effective as of February 22, 2013)

SECTION 1. Purpose.

The purpose of The Brink’s Company 2013 Equity Incentive Plan (effective as of February 22, 2013) is to:

•	motivate and reward individuals for the accomplishment of long-term financial goals intended to increase shareholder value;

•	enhance retention of individuals who drive sustained performance;

•	align management and shareholder interests by providing key employees with an opportunity to acquire an equity interest in The Brink’s Company; and

•	act as the successor plan to The Brink’s Company 2005 Equity Incentive Plan.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee (including any entity that becomes an Affiliate hereafter).

(c) “Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock or Restricted Stock Unit, award of Performance Stock or Performance Unit, Other Stock-Based or Cash Award granted under the Plan.

(d) “Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e) “Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.

(f) “Board” shall mean the board of directors of the Company.

(g) “Cause” shall mean, unless otherwise set forth in the Award Agreement, with respect to any Participant, (a) embezzlement, theft or misappropriation by the Participant of any property of the Company, (b) the Participant’s willful breach of any fiduciary duty to the Company, (c) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, (d) the Participant’s gross incompetence in the performance of the Participant’s job duties, (e) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (f) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care or (g) any gross negligence or willful misconduct of the Participant resulting in a loss to the Company.

(h) “Cash Award” shall mean an Award, granted pursuant to Section 10, stated with reference to a specified dollar amount which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive cash from the Company or an Affiliate.

(i) “Change in Control” shall mean the occurrence of:

(i) (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of

Shares outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, leases, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

(ii) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or

(iii) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to the effective date of the Plan whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Board at the beginning of the two year period, shall be considered as though such director was a member of the Board at the beginning of the two year period, but excluding for this purposes any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(k) “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.

(l) “Company” shall mean The Brink’s Company.

(m) “Company Deferred Compensation Program” shall mean The Brink’s Company Key Employees’ Deferred Compensation Program, as amended from time to time.

(n) “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 (as such number appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.

(o) “Fair Market Value” shall mean with respect to Shares, the closing price of a share of such common stock on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the New York Stock Exchange Composite Transactions Tape or with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(p) “Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.

(q) “Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

(r) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(s) “Other Stock-Based Award” shall mean any right granted under Section 10.

(t) “Participant” shall mean an individual granted an Award under the Plan.

(u) “Performance Stock” shall mean any Share granted under Section 9.

(v) “Performance Unit” means a contractual right, granted pursuant to Section 9, that is denominated in Shares. Each Performance Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Performance Units may include the right to receive dividend equivalents.

(w) “Plan” shall mean The Brink’s Company 2013 Equity Incentive Plan (effective as of February 22, 2013).

(x) “Prior Plan” shall mean The Brink’s Company 2005 Equity Incentive Plan.

(y) “Restricted Stock” shall mean any Share granted under Section 8.

(z) “Restricted Stock Unit” means a contractual right, granted pursuant to Section 8, that is denominated in Shares. Each Restricted Stock Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Restricted Stock Units may include the right to receive dividend equivalents.

(aa) “Retirement” shall mean, with respect to any Participant, any termination of the Participant’s employment on or after the date on which the Participant has (i) attained age 65 and completed at least five years of service with the Company or any of its Subsidiaries or (ii) attained age 55 and completed at least ten years of service with the Company or any of its Subsidiaries; provided that the Participant’s employment is not terminated for Cause.

(bb) “SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or at any time during a specified period after the date of grant and before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the exercise price of the related Option, as the case may be.

(cc) “Shares” shall mean shares of the common stock of the Company.

(dd) “Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company (including any entity that becomes a Subsidiary hereafter).

(ee) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

SECTION 3. Eligibility.

(a) Any individual who is employed by the Company, any Subsidiary or any Affiliate, including any officer-director, shall be eligible to be selected to receive an Award under the Plan.

(b) Directors who are not full-time or part-time officers are not eligible to receive Awards hereunder.

(c) Holders of options and other types of Awards granted by a company acquired by the Company, any Subsidiary or any Affiliate or with which the Company, any Subsidiary or any Affiliate combines are eligible for grant of Substitute Awards hereunder.

SECTION 4. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the New York Stock Exchange and the Securities and Exchange Commission, and each of whom shall be a “Non-Employee Director”, as defined from time to time for purposes of Section 16 of the Act and the rules promulgated thereunder and shall satisfy the requirements for an outside director pursuant to Section 162(m) of the Code, and any regulations issued thereunder. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. No member or alternate member of the Committee shall be eligible, while a member or alternate member, for participation in the Plan. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) accelerate the vesting, settlement or payment of an Award; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

SECTION 5. Shares Available for Issuance.

(a) Subject to adjustment as provided in this Section 5, a total of 2,888,906 Shares, plus the additional Shares that again become available for grant under Sections 5(b) and 5(c) below, less one (1) Share for every one (1) Share granted pursuant to an award under the Prior Plan after December 31, 2012 (the “Maximum Share Limit”) shall be authorized for Awards granted under the Plan. After the Company’s shareholders approve the Plan, no further awards may be granted under the Prior Plan. Shares up to the Maximum Share Limit may be subject to Options under the Plan. In addition, each Unit standing to the credit of an Employee’s Incentive Account under the Company Deferred Compensation Program (each such capitalized term as defined under the Company Deferred Compensation Program) shall be counted against the Maximum Share Limit. The Section 5(a) shall only apply to Units credited to an Employee’s Incentive Account on or after January 1, 2013 (but not any such Units granted to an Employee’s credit as of December 31, 2012). Except as set forth below, a Share subject to any Award under this Plan shall reduce the Maximum Share Limit available for Awards under this Plan, and the maximum number of Shares available for Options under this Plan, by one.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan on a one-for-one basis or (ii) after December 31, 2012 any Shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under any Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award (including on payment in Shares on exercise of a stock appreciation right), then in each such case the Shares subject to the Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan on a one-for-one basis.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall again be available for grant under the Plan on a one-for-one basis. In the event that after December 31, 2012 (i) any option or award under any Prior Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be available for grant under the Plan on a one-for-one basis.

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 5(f) and Section 9(d), nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not again be available for Awards under the Plan as provided in paragraphs (b) and (c) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees prior to such acquisition or combination.

(e) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or shares purchased in the open market or otherwise.

(f) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make any such substitution or adjustments as it, in its sole discretion, deems appropriate and equitable, which may include, without limitation, adjustments to any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a) and Section 9(d), (ii) the number and type of Shares (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 6. Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 6 years from the date of grant thereof.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided, however, that, except in the event of a Change in Control, an Option shall not be exercisable before the expiration of one year from the date the Option is granted.

(d) The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

(f) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(g) Sections 9 and 11 set forth certain additional provisions that shall apply to Options.

SECTION 7. Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 6 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant and, except in the event of a Change in Control, shall not be exercisable before the expiration of one year from the date the SAR is granted.

(e) Sections 9 and 11 set forth certain additional provisions that shall apply to SARs.

SECTION 8. Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided, however, that subject to Section 12(g), Restricted Stock and Restricted Stock Units shall have a vesting period of not less than one year.

(c) Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d) The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock and Restricted Stock Units; provided, that the Committee may not waive the restriction in the proviso of Section 8(b).

(e) If the Committee intends that an Award granted under this Section 8, shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 9, including the performance criteria set forth therein, and any such Award shall be considered an Award of Performance Stock or Performance Units, as applicable, for purposes of the Plan.

(f) Section 11 sets forth certain additional provisions that shall apply to Restricted Stock and Restricted Stock Units.

SECTION 9. Performance Stock and Performance Units.

(a) The Committee is hereby authorized to grant Awards of Performance Stock and Performance Units to Participants.

(b) Subject to the terms of the Plan, Shares of Performance Stock and Performance Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Performance Stock or the right to receive any dividend or other right), which restrictions may lapse, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the number of Shares subject to any Award of Performance Stock or Performance Units shall be determined by the Committee; provided, however, that subject to Section 12(g), the performance period relating to Performance Stock and Performance Units shall be at least one year.

(c) Any Share of Performance Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Performance Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Performance Stock.

(d) Every Award of Performance Stock and every Award of Performance Units to a member of the Executive Group shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more of the following performance measures with respect to the Company, any Subsidiary and/or any business unit of the Company or any Subsidiary: net income, operating income, income from selected businesses, segment operating profit, segment margin rate, return on net assets, revenue, revenue growth, stock price, change in stock price, total shareholder return, comparisons with various stock indices, total market capitalization, earnings, earnings per share, earnings growth, growth rate, compound annual growth rate, book or market value per share, return on equity, net revenue per employee, market share, market penetration, business retention, new customer generation, business expansion goals, operational effectiveness measures, customer satisfaction, service quality, employee satisfaction, management of employment practices and employee benefits, recruiting and retaining personnel, supervision of litigation, implementation or completion of critical projects or processes, return on capital and/or economic value added (or equivalent metric), debt ratio, stockholders’ equity (total or per share), regulatory achievements, acquisitions and divestitures, operating margins, gross margins, cash margin, return on assets or net assets, return on revenue, reductions in cost, cash flow return on investment, year-end cash, debt reduction, control of interest expense, improvement in or attainment of expense levels or working capital levels, cost controls and targets (including cost of capital), or cash flow and/or free cash flow (before or after dividends); whether or not determined in accordance with generally accepted accounting principles but, where applicable, as consistently applied by the Company and, as so determined by the Committee prior to the release or forfeiture of the Shares of Performance Stock or the expiration of the Award of Performance Units (as applicable), adjusted, to the extent permitted under Section 162(m) of the Code if the Committee intends the Award of Performance Stock or Performance Units to continue to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Stock Award to Performance Stock Award, Performance Unit Award to Performance Unit Award and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Performance measures may be expressed on an absolute basis or on a relative basis against a peer group or an index. For any Award (other than Options or SARs) subject to any such pre-established formula, the maximum number of Shares subject to any such Award granted in any calendar year shall be 400,000, subject to adjustment as provided in Section 5(f). Subject to adjustment as provided in Section 5(f), no Participant may receive Options and/or SARs under the Plan in any calendar year that relate to more than 400,000 Shares. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the number of Shares subject to any Award to which this Section 9(d) applies upon attainment of such pre-established formula. For any Cash Awards that are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and are stated with reference to a specified dollar limit, the maximum amount that may be earned and become payable to any one Participant with respect to any twelve (12)-month performance period shall equal $3,000,000 (pro rated up or down for performance periods that are greater or lesser than twelve (12) months). Notwithstanding the foregoing, (i) if an Award is denominated in cash but an equivalent amount of Shares are delivered in lieu of delivery of cash, or the Award is denominated in Shares but an equivalent amount of cash is delivered in lieu of Shares, the foregoing limits shall be applied to the cash or Shares, as applicable, based on the methodology used by the Committee to convert the cash into Shares or Shares into cash, as applicable, and (ii) any adjustment in the number of Shares or the amount of cash delivered to reflect actual or deemed investment experience shall be disregarded. If an Award that a Participant holds is cancelled or subject to a repricing within the meaning of the regulations under Code Section 162(m), the cancelled Award shall continue to be counted against the maximum number of Shares for which Awards may be granted to the Participant in any calendar year as required under Code Section 162(m). The foregoing limits shall be subject to adjustment as provided in Section 5(f).

(e) Section 11 sets forth certain additional provisions that shall apply to Performance Stock and Performance Units.

SECTION 10. Other Stock-Based Awards.

(a) The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other securities, other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted. If the Committee intends that Other Stock-Based Awards granted under this Section 10 shall constitute or give rise to “qualified performance-based compensation” under Section 162(m) of the Code, such Award shall be structured in accordance with the requirements of Section 9, including the performance criteria set forth herein.

(b) The Committee is authorized (i) to grant to a Participant Shares as a bonus, (ii) to grant Shares or other Awards in lieu of other obligations of the Company, any Subsidiary or any Affiliate to pay cash or to deliver other property under this Plan or under any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate, (iii) to use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, any Subsidiary or an Affiliate, and (iv) subject to any restrictions on repricings, to grant as alternatives to or replacements of Awards granted or outstanding under the Plan or any other plan or arrangement of the Company, any Subsidiary or any Affiliate, subject to such terms as shall be determined by the Committee and the overall limitation on the number of Shares that may be issued under the Plan. Notwithstanding any other provision hereof, Shares or other securities delivered to a Participant pursuant to a purchase right granted under this Plan shall be purchased for consideration, the Fair Market Value of which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(c) The Committee also is authorized to grant to a Participant Cash Awards. The Committee shall determine the terms and conditions of any such Cash Awards. Cash Awards may be granted as an element of or a supplement to any other Award under the Plan or as a stand-alone Cash Award. The Committee, on the date of grant of Cash Awards, may prescribe that the Cash Awards will be earned and become payable subject to such conditions as are set forth in the Award Agreement. If and to the extent deemed necessary by the Committee, Cash Awards granted to members of the Executive Group shall become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Section 9(d) and shall be subject to the other requirements set forth in Section 9 so as to enable such Cash Awards to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m). Notwithstanding any provision herein to the contrary, the Committee, in its sole discretion, may grant Cash Awards in payment of earned Awards and other compensation payable under the Plan or any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate. Unless the Committee or the Award Agreement provides otherwise, Cash Awards shall be vested and payable upon the date of grant.

SECTION 11. Effect of Termination of Employment on Awards.

Except as otherwise provided by the Committee at the time an Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Stock or Performance Unit is granted or in any amendment thereto, if a Participant ceases to be employed by the Company or any Affiliate, then:

(a) with respect to an Option or SAR:

(i) subject to Section 11(a)(ii), if termination is by reason of the Participant’s Retirement or by reason of the Participant’s permanent and total disability, each Option and SAR held by the Participant shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the expiration date of the Award;

(ii) if termination is by reason of the death of the Participant, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(a)(i), each Option and SAR held by the Participant shall become fully exercisable at the time of the Participant’s death (or, if later, at the time of the one year anniversary of the Option or SAR grant date (as applicable)) and may be exercised by the Participant’s Beneficiary at any time within a period of three years after death (but not after the expiration date of the Award);

(iii) if termination of employment is for any reason other than as provided in Section 11(a)(i) or (ii), the Participant may exercise each Option and SAR held by the Participant within 90 days after such termination (but not after the expiration date of such Award) to the extent such Award was exercisable pursuant to its terms at the date of termination; provided, however, if the Participant should die within 90 days after such termination, each Option and SAR held by the Participant may be exercised by the Participant’s Beneficiary at any time within a period of one year after death (but not after the expiration date of the Award) to the extent such Award was exercisable pursuant to its terms at the date of termination;

(b) with respect to Restricted Stock and Restricted Stock Units:

(i) subject to Section 11(b)(ii), if termination is by reason of the Participant’s Retirement or permanent and total disability, each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall continue to remain outstanding and in full force and effect and any restrictions with respect to such Restricted Stock Award or Restricted Stock Unit Award (as applicable) shall lapse in accordance with the terms of the Award;

(ii) if termination is by reason of the Participant’s death, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(b)(i), any and all restrictions with respect to each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall lapse at the time of the Participant’s death (or, if later, at the time of the one year anniversary of the Restricted Stock Award or Restricted Stock Unit Award (as applicable) grant date);

(iii) if termination of employment is by reason other than as provided in Section 11(b)(i) or (b)(ii), any Restricted Stock Award and Restricted Stock Unit Award held by the Participant that remains subject to restrictions shall be canceled as of such termination of employment and shall have no further force or effect;

(c) with respect to Performance Stock and Performance Units:

(i) if termination is by reason of the Participant’s Retirement or permanent and total disability, each Performance Stock Award and Performance Unit Award held by the Participant shall remain outstanding and in full force and effect and any restrictions with respect to such Performance Stock Award or Performance Unit Award (as applicable) shall lapse in accordance with the terms of the Award regardless of whether the Participant dies during such period;

(ii) if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award (as applicable) and such termination is by reason of the Participant’s death, the Participant’s Beneficiary shall be entitled to receive following the expiration of such performance period, a pro-rata portion of the number of Shares subject to the Performance Stock Award or Performance Unit Award (as applicable) with respect to which the restrictions would have otherwise lapsed notwithstanding the Participant’s death, determined based on the number of days in the performance period that shall have elapsed prior to such termination and the remainder of such Performance Stock Award or Performance Unit Award (as applicable) shall be canceled; and

(iii) if termination of employment occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award and such termination is for any reason other than as provided in Section 11(c)(i) or (ii), any Performance Stock Award and any Award of Performance Units held by the Participant shall be canceled as of such termination of employment and shall have no further force or effect.

SECTION 12. General Provisions Applicable to Awards.

(a) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) No Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e). Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.

(f) All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Unless specifically provided to the contrary in any Award Agreement, upon a Change in Control, (i) all Awards shall become fully exercisable, shall vest and shall be settled, as applicable, and any restrictions applicable to any Award shall automatically lapse and (ii) all Performance Stock Awards and Performance Unit Awards shall be considered to be earned at their target level; any restrictions with respect to the target number of Shares subject to a Performance Stock Award and Performance Unit Award shall lapse and any remaining Shares subject to such Performance Stock Award and Performance Unit Award shall be cancelled and shall have no further force or effect.

(h) Notwithstanding any provision of the Plan providing for the maximum term of an Award, in the event any Award would expire prior to exercise, vesting or settlement because trading in Shares is prohibited by law or by any insider trading policy of the Company, the term of the Award shall automatically be extended until thirty (30) days after the expiration of any such prohibitions to permit the Participant to realize the value of the Award, provided such extension with respect to the applicable Award (i) is permitted by law, (ii) does not result in a violation of Section 409A with respect to the Award, (iii) permits any Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code to continue to so qualify and (iv) does not otherwise adversely impact the tax consequences of the Award (such as for incentive stock options and related Awards). An Award Agreement may provide that the Award will be automatically, and without any action by the Participant, deemed exercised, by means of a “net exercise” procedure, immediately prior to the expiration of the Award if the then Fair Market Value of the underlying shares of Common Stock at that time exceeds the exercise or purchase price or base value of the Award, in order to permit the Participant to realize the value of the Award.

SECTION 13. Amendments and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listed company rules of the New York Stock Exchange or

(ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof and provided further, that the Committee’s authority under this Section 13(b) is limited in the case of Awards subject to Section 9(d), as set forth in Section 9(d).

(c) Except as noted in Section 9(d), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 14. Miscellaneous.

(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares (actually or by attestation or by withholding by the Company), other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(e) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 15. Effective Date of the Plan.

This Plan is effective on the date of its adoption by the Board, contingent on the approval of the Plan by the Company’s stockholders within twelve (12) months after such date. Awards, other than Restricted Stock or outright grants of shares on Common Stock, may be granted under this Plan on and after the effective date, provided that no such Award shall become exercisable, vested, earned or payable unless the Company’s stockholders approve the Plan within twelve (12) months after the Board’s adoption of the Plan. Restricted Stock and outright grants of shares of Common Stock may only be granted after the Company’s stockholders approve the Plan.

SECTION 16. Term of the Plan.

No Award shall be granted under the Plan after February 21, 2023. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 17. Section 409A of the Code.

(a) With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

(b) With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), notwithstanding Section 12(g) and unless specifically provided to the contrary in the applicable Award Agreement, in the event of a Change in Control, this paragraph 17(b) shall apply and shall supersede the provisions of Section 12(g) to the extent inconsistent therewith.

(i) If at the time of such Change in Control, the transaction(s) constituting such Change in Control do not constitute a change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation, as such terms are defined for purposes of Section 409A of the Code, any portion of the Award as to which the settlement date has not theretofore occurred shall remain outstanding and shall be settled on the applicable date(s) as specified in the Award Agreement.

(ii) If the provisions of Section 17(b)(i) are invoked such that a Change in Control occurs and any portion of the Award continues to be outstanding thereafter, the value of the Award that remains outstanding shall be determined based on the value per common share of the Company implied by the Change in Control transaction and such value shall be paid in cash without interest on the applicable settlement date(s) for such Award, as specified in the Award Agreement.

(c) With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), if, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company (or an Affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service or, if earlier, the date of death of the Participant.

(d) With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), neither the Participant nor any creditor or beneficiary of the Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of a Participant pursuant to an Award Agreement may not be reduced by, or offset against, any amount owing by the Participant to the Company (or an Affiliate, as applicable).

SECTION 18. Re-Pricing Prohibition.

Notwithstanding any other provisions of this Plan, except for adjustments pursuant to Section 5(f) or to the extent approved by the Company’s shareholders and consistent with the rules of any stock exchange on which the Company’s securities are traded, this Plan does not permit (a) any decrease in the exercise or purchase price or base value of any outstanding Awards, (b) the issuance of any replacement Options, SARs or Other Stock-Based Awards in the nature of purchase rights where the Participant agrees to forfeit an existing Option, SAR or Other Stock-Based Award in the nature of purchase rights in exchange for the new Option, SAR or Other Stock-Based Award in the nature of purchase rights with a lower exercise or purchase price or base value, (c) the Company to repurchase underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, which shall be deemed to be those Options, SARs or Other Stock-Based Awards in the nature of purchase rights with exercise or purchase prices or base values in excess of the current Fair Market Value of the Shares underlying the Option, SAR or Other Stock-Based Award in the nature of purchase rights, (d) the issuance of any replacement or substitute Awards or the payment of cash in exchange for, or in substitution of, underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, or (e) any other action that is treated as a re-pricing under generally accepted accounting principles.

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK’S COMPANY

May 3, 2013

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Brink’s Company’s 2013 proxy statement and 2012 annual report to shareholders are available at

http://www.brinks.com/py/2013ProxyStatement.pdf and http://www.brinks.com/ar/2012AnnualReport.pdf.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

20303030300000000000 6 050313

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the listed nominees.		The Board of Directors recommends a vote FOR the following proposals.
1. Elect three directors for a term expiring in 2016:				FOR	AGAINST	ABSTAIN
	WITHHOLD AUTHORITY:	2.	Approve an advisory resolution on named executive officer compensation.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Paul G. Boynton O Murray D. Martin O Ronald L. Turner	3.	Approve the 2013 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		4	Approve KPMG LLP as the Company’s independent registered public accounting firm for 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The undersigned hereby authorizes the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
THE BRINK’S COMPANY

Proxy Card Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders, May 3, 2013

The undersigned hereby appoints Thomas C. Schievelbein, Joseph W. Dziedzic and McAlister C. Marshall, II and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May 3, 2013, at 10:00 a.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side)

14475